UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Nicor Inc.

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Nicor Inc.
P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 22, 2010

The Annual Meeting of Stockholders of Nicor Inc. (“Nicor”) will be held at The Northern Trust Company, 6th Floor, Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 22, 2010, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

1)	elect directors;

2)	ratify the appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2010; and

3)	conduct other business properly brought before the meeting.

Only stockholders of record on the books of Nicor at the close of business on February 22, 2010, will be entitled to vote at the meeting. The stock transfer books will not be closed.

Paul C. Gracey, Jr.
Senior Vice President, General Counsel
and Secretary

March 10, 2010

IMPORTANT

Nicor has approximately 17,700 registered stockholders. Recent regulatory changes have made your vote even more important and we encourage you to vote promptly, whether you plan to attend the meeting or not. Please help save the company additional solicitation costs by voting your proxy today. As noted on the proxy card, you may vote your shares via a toll-free telephone number or over the internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. If you prefer, you may attend the meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2010.

Nicor’s Proxy Statement for the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders (including Form 10-K) for the year ended December 31, 2009 are available at www.nicor.com under “Annual Meeting Materials” in the “Investor” section.

Admission to the 2010 Annual Meeting

If you are a registered stockholder and plan to attend, please detach the admission ticket from the top of the enclosed proxy card and bring it with you to the annual meeting. If you are a stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Nicor Inc., Investor Relations, P.O. Box 3014, Naperville, IL 60566-7014. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. If your request is received by April 5, 2010, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at The Northern Trust Company lobby beginning at 9:30 a.m. on the day of the annual meeting. An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the annual meeting. Attendance at the meeting will be limited to stockholders of record as of the record date and one guest per stockholder, and to guests of Nicor.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets in Chicago, Illinois. The map below shows parking garages and lots in the immediate vicinity.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc. (“Nicor”), P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 22, 2010. Nicor will bear the cost of making solicitations of proxies from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2010 Annual Report, the Proxy Statement and the Form of Proxy are scheduled to be mailed on or about March 10, 2010 to all stockholders of record on February 22, 2010.

VOTING

As of February 22, 2010, Nicor had outstanding 45,245,184 shares of Common Stock and 1,850 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights only for the election of Directors, whereby for each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. The presence of a majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees. With respect to Proposal 2, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon will be required for approval of Proposal 2. Shares represented at the meeting which abstain from voting on this proposal will have the effect of votes against the proposal, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter (“broker nonvotes”) will not affect the outcome.

You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on Proposal 1 or Proposal 2, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The names of the nominees are set forth below along with their business experience qualifications and other directorships currently held or previously held during the last five years, including directorships with companies whose securities are registered with the U.S. Securities and Exchange Commission. Each Director will also be a

Director of Northern Illinois Gas Company, doing business as Nicor Gas Company (“Nicor Gas”), a subsidiary of Nicor.

ROBERT M. BEAVERS, JR.; Age 66
Director since 1992
Business experience: Chairman and Chief Executive Officer since 2008, Beavers Holdings; Chairman and Chief Executive Officer since 2003, Best Diamond Packaging (Paper Products); Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial Bakeries); Senior Vice President, 1980-1999, McDonald’s Corporation (Restaurants).

Particular experience, qualifications, attributes or skills: Mr. Beavers worked for McDonald’s Corporation, the world’s largest fast-food retailer, for more than 30 years. During his career there, he served as a senior vice president, senior management liaison and a member of their board of directors. Mr. Beavers was the first African-American to hold several key company positions at McDonald’s and was responsible for approximately 2,000 U.S. restaurants that generated annual sales exceeding $2 billion. At 55 years of age, Mr. Beavers embarked on an entrepreneurial opportunity that resulted in the acquisition of a company that supplies baked goods to restaurants throughout Latin America and Europe.

Mr. Beavers’ in-depth experience in national and international corporate management, as well as his knowledge of industrial and commercial business development and entrepreneurial experience, qualify him to serve on Nicor’s Board of Directors. His experience working with commercial and industrial businesses and their energy needs provides Nicor’s Board of Directors with a valuable perspective. Mr. Beavers attended both George Washington University and Washington & Jefferson College. He currently sits on the board of directors of Washington & Jefferson College.

BRUCE P. BICKNER; Age 66
Director since 1996
Business experience: Independent consultant since 2002; formerly Chairman and Chief Executive Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and Technology); Executive Vice President, 1999-2001, and Co-President Global Seed Group, 1998-1999, Monsanto Company (Agricultural Seed, Traits and Chemicals).

Prior Directorship: AMLI Residential Properties Trust.

Particular experience, qualifications, attributes or skills: Mr. Bickner has extensive executive experience, which includes service as chairman and chief executive officer of DEKALB Genetics Corporation and as executive vice president of Monsanto Corporation, a leading global provider of agricultural products and systems. Additionally, he was associated with the law firm of Sidley Austin LLP, where he was a partner specializing in antitrust and securities and commodities matters. As a member of AMLI Residential Properties Trust audit committee, Mr. Bickner obtained valuable financial reporting expertise.

Mr. Bickner’s business leadership skills, knowledge of the securities and commodity markets, experience in financial reporting, legal training and board of director experiences qualify him to serve on Nicor’s Board of Directors. Mr. Bickner received his bachelor’s degree in political science with honors from DePauw University and his law degree with honors from the University of Michigan. He is a member of the Illinois and Wisconsin Bar Associations.

JOHN H. BIRDSALL, III; Age 66
Director since 1982
Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor. (Containerized Shipping).

Particular experience, qualifications, attributes or skills: Mr. Birdsall has more than 40 years of experience working in the trucking services and containerized shipping business, having served as both the former owner and president of Tropical Shipping.
Mr. Birdsall’s knowledge and experience in the containerized shipping industry and his executive management skills qualify him to serve on Nicor’s Board of Directors. As the shipping industry has undergone numerous changes over the years, his vast experience in the business has provided Nicor’s Board of Directors with a valuable source of insight into containerized shipping and related areas, including equipment, security, port relations and business management. Mr. Birdsall received his bachelor’s degree in English from the University of Virginia.

NORMAN R BOBINS; Age 67
Director since 2007
Business experience: President and Chief Executive Officer since 2008, Norman Bobins Consulting LLC (Independent Consulting); Chairman since 2008, The PrivateBank — Chicago; President and Chief Executive Officer, 2006-2007, ABN AMRO North America; Senior Executive Vice President, 2002-2007, ABN AMRO Bank N.V.; President and Chief Executive Officer, 2003-2007, LaSalle Bank Corporation; Chairman, President and Chief Executive Officer, 2000-2007, LaSalle Bank; and President, 2005-2007, LaSalle Bank Midwest (Financial Institutions).

Directorships: AAR Corp.; PrivateBancorp, Inc.; SIMS Metal Management.

Particular experience, qualifications, attributes or skills: Mr. Bobins has held several senior executive positions at various banking institutions, including LaSalle Bank Corporation, which was one of the largest bank holding companies in the Midwest, and where Mr. Bobins served as chairman, chief executive officer and president.
Mr. Bobins has extensive knowledge of and experience in banking and finance, and his prominent position in the Midwestern business community, qualify him to serve on Nicor’s Board of Directors. Nicor also benefits from Mr. Bobins’ extensive experience in leadership roles with numerous business, civic and philanthropic organizations in the Chicagoland area, which helps provide Nicor with important business insights and access to other business leaders. He received his bachelor’s degree from the University of Wisconsin and his master’s degree in business administration from the University of Chicago. His honors and awards include the Distinguished Corporate Alumnus Award from the University of Chicago’s Graduate School of Business.

BRENDA J. GAINES; Age 60
Director since 2006
Business experience: Retired since 2004; formerly Chief Executive Officer 2002-2004, President, 1999-2004, Executive Vice President — Corporate Card Sales, 1994-1999, Diners Club North America, a division of Citigroup (Charge/Credit Cards).

Directorships: Federal National Mortgage Association (Fannie Mae); Office Depot, Inc.; Tenet Healthcare Corporation.

Prior Directorship: CNA Financial Corporation.

Particular experience, qualifications, attributes or skills: Ms. Gaines has more than 25 years of experience working in the corporate and government arenas. She served as the deputy chief of staff and commissioner of housing for the City of Chicago. She has substantial training in corporate governance and has served as a speaker and panel member in various Risk Metrics certified courses on corporate governance, particularly those focusing on audit committees. As vice president, president and chief executive officer of Diners Club North America, Ms. Gaines led the activities for the North American franchise of the $29 billion Diners Club International network.

Ms. Gaines’ business leadership skills, marketing knowledge, and her experience in government service and on the boards of directors of other companies qualify Ms. Gaines to serve on Nicor’s Board of Directors. In addition, Ms. Gaines’ corporate governance training and experience provides Nicor’s Board of Directors with valuable insight and expertise. She received her bachelor’s degree from the University of Illinois and her master’s degree in public administration from Roosevelt University.

RAYMOND A. JEAN; Age 67
Director since 2005
Business experience: Retired since December 2008; formerly Chairman, President and Chief Executive Officer 2001-2008, Quanex Building Products Corporation (formerly Quanex Corporation) (Manufacturer — Engineered Materials and Components); formerly President and Chief Executive Officer 1999, Varlen Corporation.

Directorship: AMSTED Industries Incorporated.

Prior Directorships: Lindberg Corporation; Quanex Building Products Corporation; Varlen Corporation.

Particular experience, qualifications, attributes or skills: Mr. Jean has more than 40 years of experience working in the manufacturing industry, having served as chairman, president and chief executive officer of two publicly traded companies. During his tenure at each company, he demonstrated strategic business positioning capabilities and the ability to create shareholder value. Mr. Jean also has substantial experience and training in dealing with executive compensation issues.

Mr. Jean’s executive and board of director experiences, his business leadership and corporate governance skills qualify Mr. Jean to serve on Nicor’s Board of Directors. Mr. Jean received his bachelor’s degree in engineering physics from the University of Maine and his master’s degree in business administration from the University of Chicago.

DENNIS J. KELLER; Age 68
Director since 1994
Business experience: Retired since 2008; formerly Board Chair 1987-2008, Co-Chief Executive Officer 2002-2004 and Chief Executive Officer 1987-2002, DeVry Inc., as well as Board Chair 2002-2008, DeVry University, Inc. (Technical and Management Education).

Prior Directorships: DeVry Inc.; Ryerson, Inc.

Particular experience, qualifications, attributes or skills: Mr. Keller is a founder of DeVry Inc., which serves nearly 100,000 students in 37 countries with programs leading to professional certifications, associate, baccalaureate and master’s degrees, and doctor of medicine and doctor of veterinary medicine degrees. Over the last 35 years, Mr. Keller has founded educational institutions, engineered several significant business acquisitions and completed an initial public offering, while also serving on the boards of several philanthropic organizations around the globe.

Mr. Keller’s entrepreneurial, business and organizational leadership skills qualify him to serve on Nicor’s Board of Directors. In addition, Mr. Keller’s extensive experience in the field of technical and management education provides Nicor with a unique source of knowledge and experience in executive and technical training. Mr. Keller holds a bachelor’s degree in economics from Princeton University where he was a National Merit Scholar, and a master’s degree in business administration from the University of Chicago where he was a Graduate School of Business Fellow.

R. EDEN MARTIN; Age 69
Director since 2005
Business experience: President since 1999, The Commercial Club of Chicago (Civic Group); Of Counsel 2005-2007, Partner 1975-2004, Sidley Austin LLP (Legal Services).

Directorship: Aon Corporation.

Particular experience, qualifications, attributes or skills: Mr. Martin has more than 35 years of experience in the legal field. He served as a partner and chairman of the management committee at the law firm of Sidley Austin LLP, handling cases before the Illinois Appellate and Supreme Courts, the United States Court of Appeals and the Supreme Court of the United States. Among his clients were regulated companies, including railroads and public utilities. Mr. Martin also serves as the president of the Commercial Club of Chicago, a civic organization comprised of senior business leaders in the Chicago area.

Mr. Martin’s knowledge of utility regulation, business leadership skills, service on other public company boards and in-depth legal training qualify him to serve on Nicor’s Board of Directors. Mr. Martin serves on the audit committee of Aon Corporation and is chairman of the audit committee of the Chicago Board Options Exchange. He is also chair of the audit committee of the board of trustees of Northwestern University. Mr. Martin served as in-house general counsel for Arthur Andersen & Company in the 1970s and later represented the accounting firm in various matters thereby enabling him to provide Nicor’s Board of Directors with a valuable source of legal insight. Mr. Martin’s prominent position in the Chicago-area business community also provides Nicor with a wide variety of business insights. Mr. Martin received his bachelor’s degree from the University of Illinois and both a master’s degree in government and law degree from Harvard University.

GEORGIA R. NELSON; Age 60
Director since 2005
Business experience: President and Chief Executive Officer since 2005, PTI Resources, LLC (Independent Consulting); President 1999-2005, Midwest Generation EME, LLC (Independent Power Producer); and General Manager 2002-2005, Edison Mission Energy-Americas (Independent Power Producer).

Directorships: Ball Corporation; Cummins Inc.

Prior Directorship: CalMat Corporation; Tower Automotive, Inc.

Particular experience, qualifications, attributes or skills: Ms. Nelson has 40 years of experience working in the energy industry. She has served as a senior executive for several U.S. and international energy companies. Her business responsibilities have included the management of both regulated utility operations and a large energy trading operation, as well as extensive international operations, construction, environmental and policy experience on four continents.

Ms. Nelson’s extensive knowledge of and involvement in the energy industry, her experience in risk assessment and corporate governance as well as her entrepreneurial and business leadership skills qualify her to serve on Nicor’s Board of Directors. Ms. Nelson has served as the chairperson of the National Coal Council and regularly speaks at energy conferences on topics related to the energy industry, including energy policy and sustainability. She is also a frequent lecturer at Northwestern University’s Kellogg Graduate School of Management and serves on the advisory committee of the Center for Executive Women at Northwestern. Ms. Nelson received her bachelor of science degree from Pepperdine University and her master’s degree in business administration from the University of Southern California.

ARMANDO J. OLIVERA; Age 60
Director since 2008
Business experience: President and Chief Executive Officer since 2003, Florida Power & Light Company (Electric Utility).

Directorship: Florida Power & Light Company.

Particular experience, qualifications, attributes or skills: Mr. Olivera is a 35-year veteran of the Florida Power and Light Company (FP&L), a large electric utility with over $10 billion in annual revenue. Throughout his career at FP&L, he has served in several senior executive positions, including his current title of president and chief executive officer of the company.

Mr. Olivera’s experience in and understanding of utility regulation, operations and finance as well as his strong business leadership skills qualify him to serve on Nicor’s Board of Directors. Mr. Olivera’s experience with FP&L also provides Board of Directors with a source of perspective on the utility business outside the Midwest. He has served in a leadership role on a number of electric utility industry groups including chairman of the Florida Reliability Council, chairman of the Association of Edison Illuminating Companies, and president of the Southeastern Electric Exchange. He has also served in a number of community and educational organizations. He is currently a director of Enterprise Florida, an economic development organization, and a trustee of Cornell University. Mr. Olivera received a bachelor of science degree in electrical engineering from Cornell University and a master’s degree in business administration from the University of Miami.

JOHN RAU; Age 61
Lead Director; Director since 1998
Business experience: President and Chief Executive Officer since 2002, Miami Corporation (Private Asset Management); Chairman since 2000, Chicago Title and Trust Company Foundation (Charitable Foundation); President and Chief Executive Officer, 1997-2000, Chicago Title Corporation (Financial Services).

Directorships: First Industrial Realty Trust, Inc.

Prior Directorships: BorgWarner Inc.; Wm. Wrigley Jr. Company.

Particular experience, qualifications, attributes or skills: Mr. Rau is the chief executive officer of Miami Corporation, a private investment management concern. He has served as chief executive officer at two major public companies and dean of Indiana University’s Kelley School of Business. Mr. Rau also has served in leadership roles at numerous business, civic and philanthropic organizations. He has authored several dozen nationally published essays and reviews and a book on the characteristics of successful chief executive officers.

Mr. Rau’s strong leadership skills, his service on other boards of directors and his extensive knowledge of banking, finance, economics and real estate qualify him to serve on Nicor’s Board of Directors. Mr. Rau’s prominent position in the Midwestern business community helps provide Nicor with a wide variety of business insights and access to other business leaders. Mr. Rau received his bachelor’s degree from Boston College and a master’s degree in business administration from Harvard University where he was named the Goldman Sachs Finance Fellow.

JOHN C. STALEY; Age 68
Director since 2008
Business experience: Retired since 2001; formerly Area Managing Partner 1985-2001, Ernst & Young LLP (Accounting and Consulting Services).

Directorships: eLoyalty Corporation; Hospira, Inc.

Prior Directorship: CenterPoint Properties Trust.

Particular experience, qualifications, attributes or skills: Mr. Staley worked for Ernst & Young for more than 35 years. During that time, he served as tax practice coordinator in the company’s European headquarters, and later as area managing partner in Chicago. Mr. Staley is an expert in the areas of auditing, taxation and consulting practice.
Mr. Staley’s public accounting experience, legal training and business management skills qualify him to serve on Nicor’s Board of Directors. His experience with Ernst & Young provides the board of directors with a valuable source of accounting insight. Mr. Staley received a bachelor’s degree in accounting from Holy Cross College and his law degree from DePaul University. He also completed Harvard Business School’s Advanced Management Program.

RUSS M. STROBEL; Age 57
Director since 2004
Business experience: Chairman of the Board since November 2005, Chief Executive Officer since March 2005, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 - October 2002, Senior Vice President, General Counsel and Secretary, December 2000 — January 2002, Nicor, as well as Chairman since November 2005, Chief Executive Officer since 2003, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 — October 2002, Senior Vice President, General Counsel and Secretary, December 2000 — January 2002, Nicor Gas Company.

Particular experience, qualifications, attributes or skills: Mr. Strobel joined Nicor in 2000 as the company’s general counsel and corporate secretary. In 2002 he became president of Nicor Inc. and its largest subsidiary, Nicor Gas. In 2005, he assumed the roles of chairman and chief executive officer for both companies. In this capacity at Nicor, Mr. Strobel is responsible for all of the Nicor companies’ operations. Prior to his employment with Nicor, Mr. Strobel served as partner in the law firms of Altheimer & Gray, Jenner & Block and Friedman & Koven. During his practice of law, Mr. Strobel represented publicly and privately held companies, including utilities and natural gas pipelines, as well as governmental agencies, on a wide variety of subject matter areas including corporate finance, governance and accounting.

Mr. Strobel’s extensive knowledge of and experience with all aspects of the company’s business and its management, his prior legal experience and his role as chief executive officer qualify Mr. Strobel to serve on Nicor’s Board of Directors. Mr. Strobel received a bachelor’s degree from Northwestern University. He obtained his law degree with honors from the University of Illinois and is a member of the Illinois Bar Association.

The Board of Directors unanimously recommends that you vote FOR all the nominees listed above.

CRITERIA FOR SELECTION OF DIRECTOR CANDIDATES

The manner in which the Board approves its slate of nominees for Directors (and, in the case of vacancies, appoints Directors) is described in Nicor’s Corporate Governance Guidelines, which are posted on Nicor’s website at www.nicor.com. The Board takes into account many factors in choosing Director candidates, including at a minimum, the size and the current composition of the Board, and the candidate’s ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Nicor’s businesses on a technical level, other board service, educational and professional background, the possession of fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In applying the standards contained in Nicor’s Corporate Governance Guidelines, the Board considers diversity to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity as well as differences in race, gender and ethnicity. The Board believes that its efforts to achieve diversity within the Board have been effective.

DIRECTOR INDEPENDENCE

The Board of Directors has adopted standards for Director independence (Appendix A to this proxy statement) for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors, all of whom are standing for election to the Board, are independent: Messrs. Robert M. Beavers, Jr., Bruce P. Bickner, Norman R Bobins, John H. Birdsall, III, Raymond A. Jean, Dennis J. Keller, R. Eden Martin, Armando J. Olivera, John Rau, John C. Staley, Ms. Brenda J. Gaines and Ms. Georgia R. Nelson. Mr. Martin is a trustee of the United Way of Greater Chicagoland, a not-for-profit organization. Nicor made approximately $355,000 in contributions to United Way in 2009. The Board considered this information in making its affirmative determination that Mr. Martin is independent. The Board of Directors has also determined that the only Director who is standing for election to the Board who is not independent is Mr. Russ M. Strobel, Chairman, President and Chief Executive Officer of Nicor. Accordingly, 12 of

the 13 Director nominees are independent. The Board has also determined that its Audit Committee, Compensation Committee and Corporate Governance Committee are all composed entirely of independent Directors.

BOARD LEADERSHIP STRUCTURE

The Board believes it is in the best interest of Nicor and its stockholders for the Board to have flexibility to determine who should serve as its Chairman, whether the Director is an outside Director or a member of executive management. This flexibility provides the Board with the freedom to select the most qualified and appropriate individual to serve as Chairman. Nicor stockholders have agreed. In 2006, they rejected by an overwhelming vote of almost six to one a shareholder proposal to require an independent Chairman.

The Board has selected Mr. Strobel, Nicor’s Chief Executive Officer, to serve as its Chairman. The Board has determined that Mr. Strobel has demonstrated the skill and commitment to perform the Chairman role effectively and that he has the confidence and cooperation of the other Directors.

Under Nicor’s bylaws, an independent Lead Director is designated every two years by the independent members of the Board. Mr. Rau serves as Nicor’s independent Lead Director. The duties and powers of the independent Lead Director, which are set forth in the bylaws, include the following: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of -independent Directors; (ii) serving as a liaison between the Chairman and the independent Directors; (iii) advising the Chairman as to the quality, quantity and timeliness of the flow of information from Nicor management that is necessary for the independent Directors to effectively and responsibly perform their duties (although Nicor management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material); (iv) approving meeting agendas for Board meetings and advising the Chairman with additional items that might be used in preparation of meeting agendas for committee meetings; (v) approving the schedule of Board meetings to assure there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent Directors; (vii) recommending to the Chairman the retention of consultants who report directly to the Board; (viii) assisting the Chairman in the recruitment and orientation of new Directors; (ix) being available for consultation and direct communication, if requested by major stockholders; and (x) performing such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.

Nicor’s Board is structured to promote independence whether or not its Chairman is a member of executive management. The entire Board, with the exception of Mr. Strobel, consists of independent Directors and the Audit Committee, the Compensation Committee and the Corporate Governance Committee are all composed entirely of independent Directors. The Lead Director is independent. Independent Directors meet in executive sessions that are not attended by management Directors or management at least three times per year. Furthermore, Nicor’s Board manages its risk oversight responsibility through the independent Audit Committee, which regularly reports to the full Board. Under the terms of its charter, the Audit Committee’s duties include discussion of Nicor’s guidelines and policies with respect to risk assessment and risk management with company management, the internal auditors and the independent registered public accounting firm. In fulfilling its risk oversight function, the Audit Committee discusses key risks with Nicor’s chief financial officer and its general counsel, with Nicor’s internal auditors and with Nicor’s independent registered public accounting firm. The Audit Committee also reviews Nicor’s quarterly financial filings, including the disclosure of risk factors. Therefore, there is ample opportunity for independent Directors to offer critical review of management.

EXECUTIVE SESSIONS

Nicor’s Corporate Governance Guidelines provide that the independent Directors will meet at least three times per year in executive session without management Directors, non-independent Directors or management present. These sessions will take place prior to or following regularly scheduled Board meetings.

The Lead Director facilitates communication with the Board and presides over regularly conducted executive sessions where the Chairman of the Board is not present. The Lead Director and each of the other Directors communicate regularly with the Chairman of the Board regarding appropriate agenda topics and other Board-related matters. Security holders may communicate with the Board of Directors by sending correspondence to the Senior Vice President, General Counsel and Secretary, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014. The Senior Vice President, General Counsel and Secretary will then submit the correspondence to the Board. Interested parties may communicate directly with the Lead Director by sending correspondence to the Lead Director, Board of Directors, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014.

BOARD AND COMMITTEE MEETINGS

The Nicor Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. During 2009, there were six meetings of the Board of Directors, four meetings of the Audit Committee, seven meetings of the Compensation Committee and three meetings of the Corporate Governance Committee. All Directors attended 85% or more of the aggregate number of meetings of the Board and Committees on which they served. Directors are expected to attend Nicor’s Annual Meeting of Stockholders and all were in attendance at the April 23, 2009 meeting.

The charters, which include the functions and responsibilities, for each of the Audit, Compensation and Corporate Governance Committees, as well as Nicor’s Corporate Governance Guidelines and Code of Ethics can be found under Corporate Governance in the Investor section on Nicor’s website at www.nicor.com. Any of the foregoing documents are available in print to any stockholder upon request. Requests may be made in writing to Nicor’s Senior Vice President, General Counsel and Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

The members of the Audit Committee are Messrs. Bickner (Chairman), Bobins, Martin and Staley and Ms. Nelson. The Audit Committee is responsible for, among other things, reviewing the operation of Nicor’s internal accounting and audit processes, and reviewing the independence, qualifications and performance of the independent registered public accounting firm. Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report.”

The members of the Compensation Committee are Messrs. Beavers, Birdsall, Jean (Chairman), Olivera and Rau. The Committee is composed of outside Directors, none of whom has interlocking relationships with Nicor and all of whom meet the independence requirements of the New York Stock Exchange. The Committee is responsible for, among other things, reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive salaries and benefits. The Committee operates under a written charter adopted by the Board of Directors, which can be found under Corporate Governance in the Investor Section of Nicor’s website at www.nicor.com. Additional information regarding the Compensation Committee is included in this proxy statement under the captions “Compensation Committee Report” and “Compensation Consultants.”

The members of the Corporate Governance Committee are Messrs. Bobins, Keller, and Rau (Chairman) and Ms. Gaines. The Corporate Governance Committee has responsibility for, among other things, (i) developing criteria for selecting Directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending Director nominees for the next Annual Meeting of Stockholders; and (iii) developing and recommending to the Board corporate governance guidelines applicable to Nicor. The Corporate Governance Committee will consider written recommendations from shareholders of Nicor regarding potential nominees for election as Directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Stockholders of Nicor, such recommendations should be received in writing by the Senior Vice President, General Counsel and Secretary of Nicor no later than November 11, 2010. The Corporate Governance Committee will not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

Annual compensation for non-employee Directors for 2009 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees; and a cash award equal to the market value of 1,200 shares of Nicor Common Stock. Each of these components is described in more detail below. The total compensation paid in 2009 to our non-employee Directors is shown in the following table.

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned		Deferred
	or Paid In	Stock	Compensation	Total
Name	Cash ($)	Awards ($)(1)	Earnings ($)(2)	($)

Robert M. Beavers, Jr.	71,000	42,780	2,658	116,438
Bruce P. Bickner	84,500	42,780	0	127,280
John H. Birdsall, III	86,000	42,780	93,456	222,236
Norman R Bobins	71,000	42,780	0	113,780
Brenda J. Gaines	66,500	42,780	0	109,280
Raymond A. Jean	81,500	42,780	0	124,280
Dennis J. Keller	77,000	42,780	1,132	120,912
R. Eden Martin	69,500	42,780	0	112,280
Georgia R. Nelson	71,000	42,780	0	113,780
Armando J. Olivera	74,000	42,780	0	116,780
John Rau	93,500	42,780	0	136,280
John C. Staley	71,000	42,780	0	113,780

(1)	The amounts shown are equal to the value of 1,200 shares of Nicor Common Stock issued under the Directors’ Stock Value Plan, valued at the closing price on September 1, 2009 of $35.65 per share.

(2)	Includes interest paid in excess of market rates for the Capital Accumulation Plan (Mr. Birdsall) as well as the increase in pension value under the Directors’ Pension Plan (Mr. Beavers and Mr. Keller).

ANNUAL BOARD/COMMITTEE RETAINER AND MEETING FEES

For service on the Boards of Nicor and Nicor Gas, non-employee Directors receive an annual retainer of $50,000, plus a $1,500 fee for each Board, Committee and stockholders meeting attended. Chairmen of the Audit, Compensation and Corporate Governance Committees are paid an additional retainer of $15,000 per year. In addition, Mr. Birdsall serves on the Birdsall, Inc. Board and receives a $1,500 fee for each meeting attended.

DIRECTORS’ STOCK VALUE PLAN

Under the Directors’ Stock Value Plan, each non-employee Director receives a cash award on the first business day of the fifth month following the annual election of Directors equal to the then market value of 1,200 shares of Nicor Common Stock. A Director who is appointed to the Board during the Plan year receives a prorated cash award based on the portion of the Plan year that he/she was a Director. If the new Director is appointed to the Board after the first business day of the fifth month following the annual election of Directors, the new Director receives a prorated cash award on the date of appointment to the Board. Pursuant to an annual election of the Director, such amount may be received 100% in cash, half in the form of shares of Nicor Common Stock and the other half in cash, or deferred into the Deferred Compensation Plan. In 2009, Mr. Beavers, Mr. Bobins, Ms. Gaines and Mr. Rau elected to receive half of the cash award in the form of shares of Nicor Common Stock; Mr. Bickner, Mr Birdsall, and Mr. Keller and Ms. Nelson received cash; and Mr. Jean, Mr. Martin, Mr. Olivera and Mr. Staley elected to defer their awards into the Deferred Compensation Plan. The cash awards were calculated based on the closing price of Nicor Common Stock on September 1, 2009 of $35.65 per share.

DEFERRED COMPENSATION PLAN

Directors may elect to defer the payment of retainers, fees and Directors’ Stock Value Plan awards. Such deferrals are credited with earnings using an interest equivalent option or a share unit option at the election of the Director. The interest equivalent option accrues interest quarterly at a prime interest rate. In 2009, the average prime interest rate for the interest equivalent option was 3.25%. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted to additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the number of share units in a Director’s account will be converted to interest equivalent units at the then-current market price of Nicor Common Stock and will continue to earn interest until distributed to the Director. A Director may elect to defer payments from his or her account for up to five years subsequent to retirement and to receive payment of his or her account balance in quarterly installments over periods of up to 10 years. Once each year, a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Non-employee Directors as a group received 17,092 share units for compensation deferred and dividends paid during 2009, with an average price per share of $35.68.

CAPITAL ACCUMULATION PLAN

Under the terms of the Capital Accumulation Plan, John H. Birdsall, III deferred a portion of his salary during his employment with Nicor in 1984 and 1985. The deferred amounts earn interest at a rate of 21% per annum. Mr. Birdsall began receiving installment distributions from the Plan in January 2009. No other Directors participate in the Capital Accumulation Plan.

DIRECTORS’ PENSION PLAN

Effective May 3, 1995, the Directors’ Pension Plan was discontinued for any new non-employee Directors and the accrual of additional benefits ceased. Only those non-employee Directors who were participants prior to May 3, 1995 continue in the Plan — including current Directors Robert M. Beavers, Jr. and Dennis J. Keller. At retirement, the Director will be entitled to annual cash payments of $25,000 over a period of years equal to their participation in the Plan. The discount rate applied in quantifying the present value of the accrued benefit is the same as that rate applied to the Nicor Companies Pension and Retirement Plan.

INSURANCE PLAN

Non-employee Directors also receive insurance coverage up to a maximum amount of $500,000, payable in the event of accidental death or disability. Coverage under this Plan ceases on the date the Director terminates or retires from the Board of Directors.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Stock ownership guidelines have been established for non-employee Directors to align their interests with those of the shareholders and to strengthen their focus on activities that create shareholder value. Each non-employee Director is required to own Nicor shares or share equivalents equal to at least three times the Director’s annual retainer plus fees. Non-employee Directors are asked to comply with these guidelines within five years of becoming a Director.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 22, 2010, with sole voting and investment power except as otherwise noted, and share units held by Directors under the Directors’ Deferred Compensation Plan and by executive officers under the Stock Deferral Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director or executive officer owns any shares of Preferred Stock.

	Shares		Directors’
	Beneficially		Deferral
Name of Beneficial Owner	Owned		Plan Units (1)

Robert M. Beavers, Jr.	18,570		0
Bruce P. Bickner	13,929		0
John H. Birdsall, III	331,841		0
Norman R Bobins	1,860		0
Rocco J. D’Alessandro	34,335	(2)(3)	0
Brenda J. Gaines	1,814		0
Paul C. Gracey, Jr.	44,192	(2)(3)	0
Richard L. Hawley	80,353	(2)(3)	0
Raymond A. Jean	6,759		10,850
Dennis J. Keller	5,000		31,479
R. Eden Martin	4,678		9,070
Rick Murrell	48,923	(2)(3)	0
Georgia R. Nelson	2,025		551
Armando J. Olivera	0		3,724
John Rau	6,700		943
John C. Staley	0		2,336
Russ M. Strobel	383,526	(2)(3)	0
Directors and Executive Officers as a Group (24 persons)	1,120,927	(2)(3)
Percentage of class	2.5

1)	Share units held in the Directors’ Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

2)	Includes shares or share equivalents held pursuant to employee benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. D’Alessandro, 13,500; Mr. Gracey, Jr., 28,400; Mr. Hawley, 42,600; Mr. Murrell, 3,500; Mr. Strobel, 222,500; and all executive officers as a group, 369,400; (b) shares held by the Nicor Savings Investment and Thrift Trust or Birdsall Retirement Savings Plan for: Mr. D’Alessandro, 538; Mr. Hawley, 3,100; Mr. Murrell, 38,186; and all executive officers as a group, 44,443; (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50 percent of their cash awards from the Annual Incentive Compensation Plan or Long Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. D’Alessandro, 7,900; Mr. Hawley, 4,128; Mr. Strobel, 69,518; and all executive officers as a group, 95,919; and (d) restricted and deferred restricted shares and units granted under the 2006 Long-Term Incentive Plan which can be forfeited under certain conditions: Mr. D’Alessandro, 11,610; Mr. Gracey, Jr., 11,350; Mr. Hawley, 23,710; Mr. Murrell, 5,651; Mr. Strobel, 64,070; and all executive officers as a group, 160,941.

3)	Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. D’Alessandro, 787; Mr. Gracey, Jr., 4,120; Mr. Hawley, 6,815; Mr. Murrell, 1,586; Mr. Rau, 5,500; Mr. Strobel, 27,438; and all Directors and executive officers as a group, 46,246.

TRANSACTIONS WITH RELATED PERSONS

The Corporate Governance Committee of Nicor’s Board of Directors has adopted a written procedure to be followed in connection with related person transactions involving Nicor. Under the procedure, related person transactions involving executive officers, Directors or Director nominees of Nicor are to be reviewed by the Corporate Governance Committee, which must determine whether to approve or ratify them. Under the procedure, a related person transaction is any transaction in which Nicor participates and the amount involved exceeds $120,000 and in which an executive officer, Director or Director nominee had or will have a direct or indirect material interest. In evaluating a related person transaction, the Corporate Governance Committee considers the relationship or interest of the executive officer, Director or Director nominee involved and the material facts of the transaction. In approving or ratifying the transaction, the Corporate Governance Committee must determine that the transaction is fair and reasonable to Nicor. There were no related party transactions during 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership and transactions in Nicor stock by Directors and executive officers of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Nicor believes that during 2009, except as described below, its Directors and executive officers complied with all such filing requirements.

On March 4, 2009, Mr. Richard Hawley, an executive vice president and chief financial officer of Nicor, timely filed a report on Form 4 relating to acquisitions of shares of Nicor Common Stock. It was later discovered that, as a result of an administrative error, the number of shares of Nicor Common Stock acquired by Mr. Hawley had been understated by 20 shares. The error was corrected in an amended Form 4 filed on January 21, 2010.

On July 23, 2009, Mr. Rick Murrell, chairman and president of Tropical Shipping, was granted 321 Nicor restricted stock units. As a result of an administrative oversight, a Form 4 reporting the acquisition of these restricted stock units was not filed until August 4, 2009.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding any person or institution that is known to Nicor to be the owner of more than five percent of Nicor’s Common Stock. This information is as of December 31, 2009, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

	Number of
Name and Address of Beneficial Owner	Common Shares Owned	Percent of Class

BlackRock, Inc.(1)	4,687,084	10.36%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(2)	2,462,691	5.44%
100 Malvern Boulevard Malvern, PA 19355

(1)	BlackRock, Inc. filed a Schedule 13G with the U.S. Securities and Exchange Commission on January 8, 2010. The Schedule 13G states that, as of December 31, 2009, BlackRock, Inc. has sole voting and sole disposition power over 4,687,084 shares.

(2)	The Vanguard Group, Inc. filed a Schedule 13G with the U.S. Securities and Exchange Commission on February 8, 2010. The Schedule 13G states that, as of December 31, 2009, The Vanguard Group, Inc. has sole voting power over 111,803 shares, sole disposition power over 2,358,588 shares and shared disposition power over 104,103 shares.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the 2009 Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in Nicor’s Annual Report on Form 10-K and Proxy Statement.

Compensation Committee of the Board of Directors of Nicor Inc.

Raymond A. Jean, Chairman	Robert M. Beavers, Jr.	John H. Birdsall, III	Armando J. Olivera	John Rau

COMPENSATION DISCUSSION AND ANALYSIS

PHILOSOPHY AND OVERVIEW OF COMPENSATION

Nicor’s compensation program is designed to support its business strategy and to be one component in Nicor’s “total rewards” approach to compensation and benefits. Nicor’s compensation program supports the business strategy by being structured to emphasize financial and operating performance and recognize strategic issues, as each specifically relates to Nicor’s business objectives. In addition, Nicor’s executive compensation is designed to assure that we have capable management motivated to serve shareholder, customer and employee interests.

The goals of Nicor’s executive compensation program are to:

•	attract, motivate and retain top talent;

•	provide competitive, market-based plans;

•	align leadership and shareholder interests;

•	link rewards with business performance; and

•	reinforce Nicor’s culture that promotes a successful work environment, helps us achieve business results and supports Nicor’s shared values.

Nicor’s executive compensation program forms a part of Nicor’s “total rewards” approach, which includes intangible benefits of employment with the Company, such as training opportunities, support of community involvement and work/life balance. These total reward intangibles are also considered when setting appropriate levels of tangible compensation, such as salary and incentives.

The compensation program for Nicor’s chief executive officer, chief financial officer and the three most highly compensated officers (the “NEOs”) is discussed below.

The primary elements of Nicor’s 2009 compensation program are outlined in the following chart:

Element	Purpose	Characteristics
Base Salary	Fixed element of pay for an individual’s primary duties and responsibilities	Base salaries are reviewed annually and are set based on competitiveness versus the external market, individual performance and internal equity

Annual Incentive	Paid only upon the achievement of specified annual corporate and/or subsidiary financial or operating goals	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on actual results achieved

Nicor Long-Term Incentive - Performance Cash Units	Paid only upon achievement of specific multi-year performance goals to align management and shareholder interests and reward key executives who have the ability to contribute materially to the long-term success of Nicor	Performance-based long-term cash opportunity; amounts earned/realized will vary from the target award based on relative total shareholder return compared to the companies in the Standard & Poor’s (S&P) MidCap 400 Utilities Group over a three-year performance cycle

Nicor Long-Term Incentive - Restricted Stock Units/Restricted Stock/Deferred Restricted Stock	Plan designed to enhance executive stock ownership, align management and shareholder interests and provide an incentive for retention	Value of award grants is dependent upon competitive market pay levels; award vests at the end of a four-year period

Tropical Shipping Long-Term Incentive (for Tropical Shipping officers only)	Paid only upon achievement of a specific multi-year performance goal to reward key executives who have the ability to contribute materially to the long-term success of Tropical Shipping	Performance-based long-term cash opportunity; amounts earned/realized will vary from the target award based on return on operating assets over a three-year performance cycle

Employee Benefits	Provide for basic life and income security needs	Fixed component; retirement contributions or benefits are tied to base salary only or base salary plus annual incentive, depending on the plan

Compensation Committee Role and Use of Consultants

The Compensation Committee of Nicor’s Board of Directors (the “Committee”) is responsible for setting and approving all compensation paid to Nicor’s executive officers and the Committee set and approved 2009 compensation for all NEOs. The Committee has retained an independent consultant to assist in setting such compensation. Towers Perrin (the “Consultant”) is engaged by and reports directly to the Committee. The Consultant works with the Committee in coordination with management on all aspects of executive rewards. Specifically, the Consultant provides assistance with:

•	competitive market pay data gathering;

•	summarizing and communicating market trends related to compensation program design; and

•	advisory support related to executive pay issues.

In its deliberations, the Committee also meets with the Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of competitive market surveys and incentive program design (pay and performance) relative to the particular structure and needs of Nicor. Specifically, management communicates with the Committee about annual incentive performance goals and targets and business dynamics that influence pay decisions, including recruiting, retaining and motivating employees. However, management is not involved in the Committee’s final compensation deliberations.

In 2009, the Compensation Committee also retained Cogent Compensation Partners to conduct a review of the executive incentive programs. This review was focused on assessing the competitiveness and effectiveness of the Company’s executive incentive plans in supporting Nicor’s business strategy and aligning with shareholders.

Setting of Compensation

Target total compensation for Nicor’s NEOs is established by reference to competitive market data. The Company defines “competitive market” as +/-15% of the targeted competitive positioning, as follows:

		Targeted Cash		Targeted Total Direct
		Compensation	Targeted Long-Term	Compensation
	Data Sources(1)	Positioning(2)	Incentive Positioning	Positioning(3)

Nicor Inc. Officers	General and Energy Services Industry Compensation Surveys	50th Percentile	50th Percentile	50th Percentile
Mr. D’Alessandro	Energy Services Industry Compensation Surveys	50th Percentile	50th Percentile	50th Percentile
Mr. Murrell	General and Containerized Shipping Compensation Surveys	50th Percentile	60th Percentile	Slightly above 50th Percentile

(1)	All data are adjusted to reflect Nicor’s relative size, as defined by company revenues.

(2)	Cash Compensation is the sum of Base Salary + Annual Incentive

(3)	Total Direct Compensation is the sum of Base Salary + Annual Incentive + Long-term Incentive

Specifically, the Consultant gathers survey data with respect to energy services and general industry companies’ compensation and data for peer companies of similar size to Nicor in terms of total revenue, as well as, other relevant market practices and trends. These data sources reflect the relevant labor markets in which Nicor competes for executive talent, and therefore summarize the competitive market for these positions. For general survey data, the Committee reviews only aggregate data and does not review data specific to any individual company.

This information is then considered in reviewing the recommendations by management regarding the design of the executive pay program and is referred to in setting Nicor’s various elements of compensation. Each NEO’s total compensation is then generally targeted to the median of the competitive market data used in setting his compensation. In addition to reviewing the competitive market information, an executive’s target compensation can vary from the targeted range to account for:

•	overall corporate financial and operating performance;

•	the executive’s performance;

•	the executive’s individual responsibility and experience;

•	internal pay equity; or

•	the Chief Executive Officer’s recommendation (as applicable to NEOs other than Mr. Strobel).

Prior years’ awards and payout levels are not factored into the compensation decisions.

In 2009, Mr. Strobel’s total compensation was also compared to the pay provided to the chief executive officers (“CEOs”), as disclosed in the most current proxy statements available at the time of the analysis, of the following companies, as a secondary reference point:

AGL Resources	EQT Corp*	New Jersey Resources	Southwest Gas
Alliant Energy	Integrys Energy Group	Northwest Natural Gas	WGL Holdings
Atmos Energy	Laclede Group	NSTAR	Wisconsin Energy
DTE Energy	National Fuel Gas	Questar

*	Formerly Equitable Resources.

The Committee has elected to review proxy data for CEOs within this peer group to assist the Committee’s understanding of the current competitive pay levels for the CEO position within Nicor’s industry. The review has historically been limited to the CEO position, as it is the most easily defined and identifiable position across companies. The peer group is comprised of companies with extensive gas operations and revenues of similar size to Nicor; providing readily available compensation information for the CEO position. The Committee intends to maintain as much consistency in this group year over year so as not to create undue volatility in the compensation data. However, the Committee reviews the composition of this group periodically to recognize any changes in Nicor’s business, peer group company characteristics and/or industry dynamics. The composition of this group was last modified in 2008 to reflect changes in company size and acquisitions.

Mr. Strobel’s pay package is set by the Committee during executive session based on the Committee’s assessment of his individual performance and the financial and operating performance of Nicor. He does not play any role in determining his own compensation.

2009 COMPENSATION DISCUSSION

In 2009, consistent with its compensation philosophy for the NEOs, Nicor targeted total direct compensation to approximate the 50th percentile of the relevant competitive market. To achieve the desired competitive target total direct compensation, Nicor sets each NEO’s base salary and target annual and long-term incentive award values to be near the 50th percentile of the relevant competitive market. This approach creates some variation compared to the relevant competitive market by component of compensation, but supports Nicor’s philosophy of delivering a level of total direct compensation that is near the 50th percentile.

For 2009, each NEO’s actual base salary, targeted total annual cash compensation and targeted total direct compensation was either within the target range of their competitive market (as defined above) or below.

The following is a discussion of each element of compensation, except that Mr. Murrell’s compensation is discussed separately from that of the other Nicor officers due to the differences in his compensation structure.

Base Salary

Base salaries are reviewed annually and are set within a broad-band structure based on individual performance, competitiveness versus the external market, and internal equity. The market 50th percentile data from the relevant competitive market serve as the market reference points against which executive pay is targeted.

Annual Incentives

Nicor’s financial and operational performance is considered in determining the amount, if any, of awards earned under the annual incentive plans. These annual incentive opportunities are established as a percentage of an NEO’s base salary and are targeted, combined with such base salary, at approximately the 50th percentile of the NEO’s competitive market, with the opportunity to earn more for superior performance or less for below-target performance. Actual annual incentive payments each year can range from 0% to 150% of the target opportunity, depending on performance results.

The actual amount payable depends upon attainment of specified performance goals relating to net income for all of the NEOs. Net income was selected as the primary measure of corporate performance, as Nicor believes it is a comprehensive measure that aligns with shareholder interests and summarizes our achievement of budgeted operating and financial goals. For Mr. D’Alessandro and Mr. Gracey, Jr. the annual incentive is also dependent on performance against various financial and operational goals in order to further align their awards with the achievement of key performance measures of the subsidiary companies that they directly oversee. For Mr. D’Alessandro, these additional goals consist of Nicor Gas’ Operational O&M and five operational measures based on key performance metrics. These operational measures are weighted at 4% each. For Mr. Gracey, Jr., the additional goal is based on the operating income of Seven Seas, a cargo insurance company within the Tropical Shipping segment of the company.

If actual performance for a given goal equals the targeted goal, then the NEO earns an incentive payout equal to 100% of his target opportunity of base salary. If a maximum performance is achieved, then the NEO can receive 150% of target opportunity. If performance for a given goal is below an established threshold amount, then no amount is payable. The Committee approves the goals at the outset of the performance year and discusses with management budget expectations and assumptions. Following are the performance measures used for 2009 and actual performance results:

				Actual
	Threshold	Targeted	Maximum	Performance
Performance Measures*	Goal	Goal	Goal	Results	Payout%

Nicor Gas Net Income	$44.7	$55.9	$67.1	$73.2	150.0%
Nicor Non-Utility Net Income	$50.5	$63.1	$75.7	$63.2	100.2%
Seven Seas Operating Income	$8.5	$10.7	$12.8	$12.7	148.6%
Nicor Gas Operational O&M	$238.7	$228.7	$218.7	$221.7	135.1%

*	Dollar amounts are in millions. The net income performance measures are based on the Nicor’s GAAP results, which are adjusted for certain items, principally an amount attributable to a partial weather offset to Nicor Gas’ weather exposure associated with utility-bill management contracts offered by the OEV businesses.

For 2009, the target opportunity as a percentage of base salary for each of the Nicor NEOs, the weighting of each goal in determining their annual incentive and actual payout based on target results achieved, as described above, were as follows:

			Actual% of
	Targeted% of 2009		2009 Base
Named Executive Officer	Base Salary	Weighting of Performance Measures	Salary Earned
Russ M. Strobel	90%	65% Nicor Gas Net Income 35% Non-Utility Net Income	119.3%

Richard L. Hawley	55%	65% Nicor Gas Net Income 35% Non-Utility Net Income	72.9%

Rocco J. D’Alessandro	45%	65% Nicor Gas Net Income 15% Nicor Gas Operational O&M	65.1%
		20% Nicor Gas Operational Measures (five measures weighted equally)

Paul C. Gracey, Jr.	40%	65% Nicor Gas Net Income 20% Non-Utility Net Income 15% Seven Seas Operating Income	55.9%

The Committee may make appropriate upward or downward adjustments to the annual incentive payments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted. No discretionary adjustments were made to the 2009 awards.

Long-Term Incentives

In 2009, Nicor delivered 50% of target long-term incentive compensation to the Nicor NEOs through performance cash units (“PCUs”) and 50% through time-vested restricted stock units (“RSUs”). This award mix was established based on:

•	Nicor’s stated compensation principles to align leadership interests with shareholders;

•	linking rewards with business performance;

•	competitive market practices; and

•	retention of key talent.

The targeted opportunity as a percentage of base salary for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey, Jr. was 165%, 105%, 70% and 65%, respectively.

PCUs awarded in 2009 have a performance period of 2009 through 2011, with each performance unit valued at $1.00. The number of performance units earned at the end of the three-year performance period depends on Nicor’s three-year total shareholder return (i.e., the value received by shareholders in increased stock price, as well as dividends) relative to the other companies in the S&P MidCap 400 Utilities Group. The potential number of performance units earned can range from 0% to 200% of the number granted. A payout of 100% of the units granted is achieved when Nicor’s performance is at the 50th percentile of the total shareholder return for the companies in the S&P MidCap 400 Utilities Group. Zero payout is made if Nicor’s performance is below the 25th percentile and 200% payout is made if Nicor’s performance is at the 90th percentile or higher.

PCUs earned in 2009 having a performance period from 2007 through 2009 were paid in 2010. The 2007 PCUs were payable at 100% of the units granted if Nicor’s performance was at the 60th percentile of the total shareholder return as compared to the S&P 500 Utilities Index. Nicor’s actual performance was at the 50th percentile resulting in payout of 75% of the units granted. The Committee in its discretion may make downward adjustments to awards of PCUs. No adjustments were made.

RSUs vest based on continued employment at the end of a four-year period, retirement, change in control, death or disability. Generally, at the time of vesting, shares of Nicor’s Common Stock are delivered to the NEO. However, except in the case of change in control, death or disability, Mr. Strobel’s shares are not delivered until six months following his separation of service. The delivery of Mr. Strobel’s stock is deferred until following his termination of employment as otherwise it is anticipated that the amount payable could exceed the limits on deductible, non-performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, in order to allow the payment of the RSUs to Mr. Strobel to be deductible by Nicor, they are deferred until after he is no longer an NEO.

Except in the case of grants made to newly hired executives as an inducement to employment, all equity grants are made only once during the year, at the regularly scheduled March meeting of the Committee.

Employee Benefits

The NEOs participate in health, welfare and qualified retirement programs available to all employees. In addition, Mr. D’Alessandro participates in a tax-qualified defined benefit pension plan provided for employees hired prior to January 1, 1998. Nicor also provides NEOs with the option to participate in, and accrue benefits under, various nonqualified retirement plans. The NEOs are also eligible to participate in deferred compensation arrangements, the Salary Deferral Plan and the Stock Deferral Plan. Participation in these nonqualified plans is intended to provide executives with the opportunity to accumulate benefits over time and is part of Nicor’s overall total rewards program. For additional information on these plans, see the narratives following the Pension Benefits Table, the Nonqualified Deferred Compensation Table and the Other Potential Post-Employment Payments narrative.

Change in Control Benefits

Nicor does not have employment or severance agreements. However, Nicor has entered into change in control agreements with each of the NEOs that provide severance and other benefits in the event that the executive’s employment is terminated without cause or by the executive due to a constructive termination in conjunction with a change in control event. In Mr. Strobel’s case, he is also eligible to terminate his employment for any reason during a 12-month period that begins 90 days after the change in control and be eligible for the severance and other benefits provided by his agreement.

These agreements are intended to accomplish the following objectives:

•	reduce the distraction of the NEOs that would result from the personal uncertainties caused by a pending or threatened change in control,

•	encourage the NEOs’ full attention and dedication to Nicor and/or Nicor Gas,

•	provide the NEOs with compensation and benefit arrangements upon a change in control which are competitive with those of similarly situated corporations, and

•	retain key talent.

The change in control agreements provide for severance and other benefits if the executive’s employment is terminated by the executive for “good reason” or by Nicor and Nicor Gas, as applicable, “without cause” during a period of 180 days prior to, and two years following, a change in control. For a description of the severance and other benefits that each NEO would receive under the terms of the change in control agreements, see the Other Potential Post-Employment Payments narrative.

Mr. Murrell’s Compensation Program

Because of the differences in Tropical Shipping’s business from that of Nicor’s other businesses, the forms of compensation for Mr. Murrell differed from Nicor’s other NEOs. Mr. Murrell’s targeted annual incentive amount was 55% of his base salary. If performance is at target, Mr. Murrell receives 100% of his targeted annual incentive. If performance is at maximum or above, he would receive up to 150% of his targeted incentive. If a given goal is below threshold, then no amount is payable.

For 2009, his annual incentive award was based 80% on achieving an operating income goal of $36.9 million, and based 20% on achievement of other goals relating to Tropical Shipping’s business performance. The operating income goal was the only goal material to the determination of his targeted annual incentive award. The business performance goals were selected to create an incentive to focus on, and achieve, objectives related to 2009 business performance. Mr. Murrell’s actual annual incentive was 15.4% of his base salary based on Tropical Shipping’s operating income of $29.1 million and the results of his other goals.

In 2009, Mr. Murrell received a targeted long-term incentive award of 80% of his base salary. His targeted award was comprised of 70% through Tropical Shipping’s long-term cash incentive plan and 30% through Nicor’s long-term incentive plan.

Tropical Shipping’s long-term cash incentive plan provides Mr. Murrell with the opportunity to earn a percentage of his base salary at the end of a three-year performance period based on Tropical Shipping’s return on operating assets over such period. A payout of 100% of this target award is achieved if Tropical Shipping’s average return on operating assets, over the three-year period 2009-2011, is at least 15.7%. Zero payout is made if Tropical Shipping’s performance is below 12.6%; 200% payout is made if Tropical Shipping’s performance is 18.8% or higher.

Tropical Shipping’s long-term cash incentive plan awarded in 2007 with a performance period from 2007 through 2009 was earned in 2009 and was paid in 2010. The 2007 award was payable at 100% if the return on operating assets was 18.4% Tropical Shipping’s actual return on operating assets was 18.2%, which under the original plan formula would have resulted in a 75% payout, since Tropical Shipping’s plan formula did not provide for interpolation of performances between 100% and 75%. However, the Committee used its discretion to increase Mr. Murrell’s award to 96% by applying similar interpolation as applied under the Nicor formula. The Committee determined that this increase in Mr. Murrell’s award was appropriate given Tropical Shipping’s overall performance.

As with the other NEOs, Mr. Murrell is eligible to participate in the full range of general employee benefits, and is covered by the same plans on the same terms, as provided to all full-time salaried Tropical Shipping employees, with the exception of the long-term disability, company provided life insurance and accidental death and dismemberment plans under which all Tropical Shipping officers receive a greater benefit. Mr. Murrell is also eligible to participate in the Capital Accumulation Plan. Prior to 2009, Mr. Murrell had been eligible to participate in the Nicor Stock Deferral Plan. However, because of tax law changes that eliminated the tax deferral benefit of such plan for Mr. Murrell, the Compensation Committee eliminated his eligibility to participate in such plan.

Because the vesting in the PCUs and the RSUs under the Nicor long-term incentive plan is accelerated upon death, disability or retirement, but such awards are not paid out at such time, such awards could be considered deferred compensation for U.S. tax purposes. Due to tax law changes effective in 2009 under Section 457A of the Internal Revenue Code, Mr. Murrell could have been subject to adverse tax consequences as a result of the PCU and RSU awards provided to him in 2008 and 2009. In order to avoid such consequences and comply with the new rules, under available transition relief issued by the IRS, we amended his 2008 and 2009 PCU and RSU agreements to eliminate automatic vesting upon retirement and to provide for immediate payout of the full RSU awards and a pro rata portion of the target awards for PCUs upon death or disability. In order for such amendments not to violate Section 409A of the Internal Revenue Code, which also governs deferred compensation arrangements, and based on advice from outside legal counsel, we granted Mr. Murrell additional PCUs and RSUs equal to 10% of the original awards. Accordingly, in July 2009, we amended his RSU and PCU grants for 2008 and 2009 to increase the number by 151 and 170 RSUs for 2008 and 2009, respectively and 4,990 PCUs for both of the 2008 and 2009 awards.

Mr. Murrell had a similar tax issue under the terms of Tropical Shipping’s long-term cash incentive plan for the 2008-2010 and 2009-2011 performance periods. Accordingly, we similarly amended his awards under that plan to eliminate full vesting upon retirement and to provide for a pro-rata target payment upon death or disability. For the same reasons, we also increased his targeted awards for those performance periods by 10%, or an additional $23,296 per performance period.

In addition, Mr. Murrell has entered into a change in control agreement with Tropical Shipping for the same reasons, and with essentially the same terms and conditions, as the Nicor change in control agreements described above, except that under his agreement, a change in control also occurs upon a change in control of Tropical Shipping.

STOCK OWNERSHIP GUIDELINES

Consistent with Nicor’s philosophy that management interests should be aligned with shareholder interests, Nicor requires that all officers acquire and retain Nicor’s Common Stock and stock equivalents at least equal in value to certain ownership levels. Executives have five years to achieve the required ownership levels. Annually the Committee reviews ownership levels for all executives. Currently, all NEOs have met their ownership requirements. The 2009 stock ownership guidelines are as follows:

Ownership Multiple
Executive	(of base salary)

CEO	3.0 times
CFO, EVPs, SVPs and Subsidiary President	1.5 times
Other Senior Officers	1.0 times

ACCOUNTING IMPACT AND TAX DEDUCTIBILITY OF COMPENSATION

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Nicor realizes a tax deduction upon payment to the executive.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the NEOs. To the extent that any cash compensation for any NEO, otherwise deductible for a particular tax year, would not be deductible in that year because of the limitations of Section 162(m), the Committee has mandated that such compensation will be deferred until it would be deductible; however, the Committee at its sole discretion may approve payment of non-deductible compensation from time to time if it deems circumstances warrant it.

Currently, the compensation programs for the PCUs are structured in a manner to be deductible under Section 162(m). In addition, as discussed above, Nicor has structured the payment of Mr. Strobel’s RSUs to be made generally after he is no longer subject to the restrictions on deductible compensation under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers in 2009:

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation
Name & Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
R. M. Strobel	2009	750,000	—	1,320,172	894,848	134,516	156,053	3,255,589
Chairman, President and	2008	767,616	—	1,212,647	931,466	80,051	162,608	3,154,388
Chief Executive Officer of	2007	694,308	—	1,136,007	692,996	38,247	136,668	2,698,226
Nicor and Nicor Gas

R. L. Hawley	2009	425,000	—	476,146	309,883	17,470	83,266	1,311,765
Executive Vice President and	2008	434,327	—	437,401	322,563	11,366	88,177	1,293,834
Chief Financial Officer	2007	396,077	—	407,235	238,590	5,708	78,616	1,126,226
of Nicor and Nicor Gas

R. J. D’Alessandro	2009	325,000	—	242,654	211,585	331,209	28,397	1,138,845
Executive Vice President
Operations of Nicor Gas

R. Murrell	2009	416,000	—	127,977	279,104	36,324	34,261	893,666
Chairman and President of	2008	412,123	—	97,987	515,374	29,966	32,937	1,088,388
Tropical Shipping &	2007	400,000	—	92,901	454,000	24,721	20,627	992,249
Construction Company Ltd

P. C. Gracey, Jr.	2009	328,000	—	227,446	183,457	1,492	52,827	793,222
Senior Vice President, General	2008	336,404	20,000	208,809	187,800	1,119	64,547	818,679
Counsel and Secretary of	2007	309,077	—	197,093	135,780	694	47,554	690,198
Nicor and Nicor Gas

(1)	Executives, excluding Mr. Murrell, may elect to defer up to 10% of their salary into the Salary Deferral Plan. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table.

(2)	Includes performance cash units and restricted stock units, described more fully below in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table. Value of stock awards was based on the grant date fair value using the assumptions set forth in the footnotes to the financial statements of Nicor’s 2009 Form 10-K, which are incorporated herein by reference. Value of performance cash units was determined using the probable outcome of the performance condition on the grant date. For 2009, 2008 and 2007 the probable outcomes on grant date was a payout of 96.75%, 96.75% and 86.75%, respectively. Participants, excluding Mr. Murrell, may elect to defer receipt of up to 50% of their total performance cash units award into the Stock Deferral Plan. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table. Payments from the performance cash units are made the year following the end of the three-year performance cycle, when results of the goals have been verified and approved by the Compensation Committee.

(3)	Represents amounts earned in both Nicor’s and Tropical Shipping’s annual incentive plan and Tropical Shipping’s long-term incentive plan as discussed in the Compensation Discussion & Analysis. Participants, except for Mr. Murrell, may elect to defer receipt of up to 50% of their total incentive award shown above into the Stock Deferral Plan and up to 20% of their total incentive award into the Salary Deferral Plan. Except for Mr. Murrell, any amounts under the Nicor Annual Incentive Plan not deductible on the Company’s tax return due to limits in the Internal Revenue Service (“IRS”) Code Section 162(m) are automatically deferred. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table. Payments from the annual incentive plan and Tropical Shipping’s long-term incentive plan are made following year-end, when results of the goals have been verified and approved by the Compensation Committee.

(4)	Represents changes in the defined benefit pension plan and the interest earned in excess of market for deferred compensation plans. The increase in nonqualified pension values for Mr. Strobel in 2009, 2008 and 2007 was $84,421, $49,623 and $23,534, respectively. The increase in the qualified and nonqualified pension values for Mr. D’Alessandro in 2009 was $229,406 and 97,321, respectively. For the valuation method and all material assumptions applied to calculate the change in the qualified and nonqualified pension values, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2009 Form 10-K. Balances in the Salary Deferral Plan are credited with an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the Plan. The average interest rate credited for 2009, 2008 and 2007 was 8.43%, 8.26% and 7.82%, respectively. Interest in excess of market is determined by comparison to the 120% federal long-term monthly rate published by the IRS which for 2009, 2008 and 2007 averaged 4.56%, 5.19% and 5.79%, respectively. Amounts shown are the difference, or the interest in excess of market, between these two average rates. Interest earned in excess of market in the Salary Deferral Plan in 2009 for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey, Jr. was $50,095, $17,470, $4,482 and $1,492, respectively, in 2008 for Mr. Strobel, Mr. Hawley and Mr. Gracey, Jr. was $30,428, $11,366 and $1,119, respectively, and in 2007 for Mr. Strobel, Mr. Hawley and Mr. Gracey, Jr. was $14,713, $5,708 and $694, respectively. The balance in the Capital Accumulation Plan is credited with a set interest rate of 21% as defined in the plan. Interest in excess of market is determined by comparison of this rate to the federal long-term rate published by the IRS at the time the amounts were deferred in 1984 and 1985, (14% and 16%, respectively). The amount shown is the difference, or the interest in excess of market, between these two rates. Interest earned in excess of market in the Capital Accumulation Plan in 2009, 2008 and 2007 for Mr. Murrell was $36,324, $29,966 and $24,721, respectively.

(5)	This includes all other compensation for 2009, 2008 and 2007 that is not disclosed in the prior columns. Amounts shown for 2009 include company contributions to the 401(k) Plans for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of $16,537, $16,537, $12,863, $20,678 and $16,537, respectively. Also included are company contributions to the Supplementary Savings Plan for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey, Jr. of $29,025, $12,150, $2,835 and $5,603, respectively; and company contributions to the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley and Mr. Gracey, Jr. of $98,691, $44,093 and $30,687, respectively, all of which are also included in the Nonqualified Deferred Compensation Table. Amounts shown also include perquisites and personal benefits in 2009 for Mr. Strobel, Mr. Hawley and Mr. D’Alessandro of $7,700 car allowance each; $3,750, $2,125 and $1,625, respectively, for flexible spending, intended to be used for legal or financial advice or for unpaid medical expenses; and for Mr. Murrell of $9,600 car allowance and $2,574 for executive physical. Also included for Mr. D’Alessandro are $2,934 for air travel club membership, spouse travel, meals and entertainment, none of which are more than 10% of the total perquisites and benefits. Mr. Murrell receives a greater long-term disability benefit, company provided life insurance benefit and accidental death and dismemberment insurance benefit than other salaried employees of Tropical Shipping. The incremental cost to the Company for these benefits is $691. The rest of the NEOs also receive a greater long-term disability benefit than other employees of the Company. However, there is no incremental cost to the Company for such greater benefit.

GRANTS OF PLAN-BASED AWARDS

The following table shows performance awards, performance units and restricted stock units granted to the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers in 2009:

								All Other
								Stock	Grant Date
								Awards:	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	of Stock
	Grant	Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Shares of	and Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)(4)	($)(5)
R. M. Strobel	3/26/2009							21,010	721,483
	3/26/2009				154,700	618,800	1,237,600		618,800
	N/A	337,500	675,000	1,012,500

R. L. Hawley	3/26/2009							7,580	260,297
	3/26/2009				55,775	223,100	446,200		223,100
	N/A	116,875	233,750	350,625

R. J. D’Alessandro	3/26/2009							3,860	132,552
	3/26/2009				28,450	113,800	227,600		113,800
	N/A	73,125	146,250	219,375

R. Murrell	3/26/2009							1,700	58,378
	3/26/2009				12,475	49,900	99,800		49,900
	7/23/2009							321	11,665
	7/23/2009				2,495	9,980	19,960		9,980
	N/A	69,888	279,552	559,104
	N/A	114,400	228,800	343,200

P. C. Gracey, Jr.	3/26/2009							3,620	124,311
	3/26/2009				26,650	106,600	213,200		106,600
	N/A	65,600	131,200	196,800

(1)	Grant Date is not applicable for non-equity incentive plan awards.

(2)	Amounts shown for all NEOs, excluding Mr. Murrell, represent possible payment levels under the 2009 Nicor annual incentive plan. Threshold payout is 50% and maximum payout is 150% of target. The amounts shown for Mr. Murrell represent possible payment levels under the 2009 Tropical Shipping long-term incentive plan and the 2009 Tropical Shipping annual incentive plan, respectively. As discussed in the Compensation Discussion and Analysis, Mr. Murrell was given an additional target award of $23,296 for each performance period with the amendment of his 2008 and 2009 long-term incentive plan due to tax law changes effective in 2009 under Section 457A of the Internal Revenue Code. The additional awards will vest on the same date as the performance periods, March 27, 2012 and March 26, 2013, respectively, and will achieve the same payout as the original grants. The 2009 Threshold payout for the Tropical Shipping annual incentive is 50% and maximum payout is 150% of target. Threshold payout for the 2008 & 2009 Tropical Shipping long-term incentive is 25% and maximum payout is 200%. For a full description of the Tropical Shipping long-term incentive plan and the vesting and award criteria, see the narrative following this table and the Compensation Discussion and Analysis.

(3)	For a full description of the performance cash units and the vesting and award criteria, see the narrative following this table and the Compensation Discussion and Analysis.

(4)	The restricted stock units granted in March 2009 will vest on March 26, 2013, four years after the date of the grant. The number of restricted stock units granted is determined by taking the value of the targeted award divided by a 5-day average of Nicor Inc.’s closing stock price. The 5-day average used for these units was $29.45, the average for March 11, 2009 through March 17, 2009. As discussed in the Compensation Discussion and Analysis, Mr. Murrell was given an additional grant of restricted stock units with the amendment of his 2008 and 2009 grants due to tax law changes effective in 2009 under Section 457A of the Internal Revenue Code. The additional grants of 151 and 170 restricted stock units will vest on the same date as the original grants, March 27, 2012 and March 26, 2013, respectively. For a full description of vesting and dividends, see the narrative following this table and the Compensation Discussion and Analysis.

(5)	The amounts shown include the grant date fair value for both the performance cash units and the restricted stock units. The value for the performance cash units is determined by using the targeted number of units awarded times one dollar, the value per unit. The value for the restricted stock units is determined by the number of units awarded times the closing price for Nicor Common Stock on the date of grant. The closing price for the March 26, 2009 grants was $34.34 and the July 23, 2009 was $36.34.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Restricted stock units have a four-year restriction period. The shares vest and are delivered at the end of the restriction period if the officer is continuously employed during that period, except for Mr. Strobel, whose shares vest after four years but are not delivered until the earliest of his death, his disability, a change in control, or the six-month anniversary of his separation from service. Until the shares are forfeited or delivered, the participant holding the restricted stock unit has the right of receiving dividends equivalent to the amount of dividends that would be paid on a share of Nicor Common Stock, but is not able to vote the underlying shares. In the case of death, disability or retirement, for all NEOs excluding Mr. Murrell, restricted stock units held more than one year after date of grant will vest immediately and the underlying shares will be delivered (with a six-month delay in the event of retirement or disability). For Mr. Murrell, in the case of retirement, restricted stock units will accelerate vesting upon the sole discretion of the Committee. If discretion is exercised, the amount of underlying shares will be delivered at the time of vesting. For Mr. Murrell, in the case of death or disability, restricted stock units held more than one year after date of grant will vest immediately and the underlying shares will be delivered. In the case of a change in control for all NEOs, restricted stock units will vest immediately and the underlying shares will be delivered. In all other cases, unvested restricted stock units will be forfeited.

Performance cash unit awards generally are payable on December 31, 2011, provided that the executive is employed by Nicor on such date. However, in the case of death, disability or retirement, for all NEOs excluding Mr. Murrell, performance units held more than one year from the date of grant will be eligible for payout at the end of the performance period based on the normal per-unit performance/payout guidelines. For Mr. Murrell, in the case of retirement, performance units will accelerate vesting upon the sole discretion of the Committee. If discretion is exercised, the amount of performance units deemed appropriate by the Committee will be delivered at the time of vesting. For Mr. Murrell, in the case of death or disability, performance units held more than one year after date of grant will vest immediately and payout a pro rata amount of the target award. In the event of a change in control for all NEOs, outstanding performance cash units may be paid out in such a manner as determined by the Committee. In all other cases, performance units held less than the full performance period are immediately forfeited.

The Tropical Shipping long-term incentive award is generally payable on December 31, 2011, provided the executive is employed by Tropical Shipping on such date. However, in the case of retirement, the award will accelerate vesting upon the sole discretion of the Committee. If discretion is exercised, the amount of incentive deemed appropriate by the Committee will be paid out at the time of vesting. In the case of death or disability, the award will vest immediately and payout a pro rata amount of the target award. In all other cases, the long-term incentive award will be immediately forfeited. In the event of termination following a change in control, the target value will be prorated and paid out.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows stock options, restricted stock units, restricted stock, deferred restricted stock and performance unit awards that remain outstanding at December 31, 2009 for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

	Option Awards			Stock Awards
							Equity
						Equity	Incentive Plan
						Incentive	Awards:
					Market	Plan Awards:	Market or
	Number of			Number of	Value of	Number of	Payout Value
	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised			Stock That	Stock That	or Other	or Other
	Options (#)	Option	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Exercise	Expiration	Vested	Vested ($)	Have Not	Have Not
Name	(1)	Price ($)	Date	(#)(2)	(3)	Vested (#)(4)	Vested ($)(5)
R. M. Strobel	10,000	39.375	12/20/10	11,550	486,255	1,237,600	1,237,600
	12,900	36.82	03/14/11	12,860	541,406	1,237,600	1,237,600
	18,400	45.05	03/21/12	18,650	785,165
	52,100	26.97	03/20/13	21,010	884,521
	51,600	36.34	03/18/14
	77,500	37.23	03/17/15

R. L. Hawley	10,000	36.34	03/18/14	4,790	201,659	446,200	446,200
	32,600	37.23	03/17/15	4,610	194,081	446,200	446,200
				6,730	283,333
				7,580	319,118

R. J. D’Alessandro	13,500	37.23	03/17/15	1,980	83,358	227,600	227,600
				2,340	98,514	227,600	227,600
				3,430	144,403
				3,860	162,506

R. Murrell	3,500	45.05	03/21/12	1,070	45,047	99,800	99,800
				1,510	63,571	99,800	99,800
				1,700	71,570	9,980	9,980
				151	6,357	9,980	9,980
				170	7,157

P. C. Gracey, Jr.	12,700	36.34	03/18/14	2,290	96,409	213,200	213,200
	15,700	37.23	03/17/15	2,230	93,883	213,200	213,200
				3,210	135,141
				3,620	152,402

(1)	All outstanding options are vested and exercisable. All options expire 10 years after grant.

(2)	Shares shown represent restricted stock units, restricted stock or deferred restricted stock. Stock shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of 11,550, 4,790, 1,980, 1,070 and 2,290, respectively, will vest on March 16, 2010. Stock units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey, Jr. of 12,860, 4,610, 2,340 and 2,230, respectively, will vest on March 22, 2011. Stock units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of 18,650, 6,730, 3,430, 1,510 and 3,210, respectively, and for additional stock units shown for Mr. Murrell of 151 will vest on March 27, 2012. Stock units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of 21,010, 7,580, 3,860, 1,700 and 3,620, respectively, and additional stock units shown for Mur. Murrell of 170 will vest on March 26, 2013. All stock shares/units will vest in full upon a change in control, or if held more than one year, upon termination due to death or disability. In addition, stock units, excluding Mr. Murrell’s, held more than one year vest in full upon termination due to retirement.

(3)	Value is based on $42.10 per share, the closing price of Nicor Common Stock at December 31, 2009.

(4)	All amounts shown represent performance units, whose payout is determined by a performance multiplier which ranges from 25% to 200% based on Nicor’s total shareholder return (TSR) over a three-year performance period as compared to the performance of the other companies in the S&P MidCap 400 Utilities Index. No payout is made if the performance threshold is not met. Units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of 1,237,600, 446,200, 227,600, 99,800 and 213,200, respectively, and additional units shown for Mr. Murrell of 9,980, have a performance period of January 1, 2008 to December 31, 2010, at which time they will vest. Units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of 1,237,600, 446,200, 227,600, 99,800 and 213,200, respectively, and additional units shown for Mr. Murrell of 9,980, have a performance period of January 1,

2009 to December 31, 2011, at which time they will vest. Units for both performance periods are presented based on achieving 200% of target, which is the next higher performance level than these respective units are achieving as of December 31, 2009 for their performance goal.

(5)	Performance units are valued at $1.00 each.

OPTION EXERCISES AND STOCK VESTED

The following table shows the performance units and restricted stock awards that vested during 2009 for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers. No stock options were exercised in 2009 by the NEOs.

	Stock Awards
	Number of
	Shares or Units
	Acquired on	Value Realized
Name	Vesting (#)(1)	on Vesting ($)(1)

R. M. Strobel	439,350	439,350

R. L. Hawley	157,500	157,500

R. J. D’Alessandro	80,100	80,100

R. Murrell	36,000	36,000

P. C. Gracey, Jr.	76,275	76,275

(1)	Represents performance units having a performance period of January 1, 2007 to December 31, 2009 that have vested and were paid out in 2010. The TSR performance achieved for the end of the three-year period was at the 50th percentile resulting in a 75% payout. Each unit has a value of $1.00 and is paid out in cash. Participants, excluding Mr. Murrell, may elect to defer up to 50% of their performance cash units earned into the Stock Deferral Plan. Included in the amounts shown above is a deferral for Mr. Strobel of $219,675, which is also included in the Nonqualified Deferred Compensation Table.

PENSION BENEFITS

The following table shows the actuarial present value of the accumulated vested benefit under the noncontributory defined benefit pension plan as of December 31, 2009, the measurement date used in Nicor’s financial statements, for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

		Number of	Present Value of
		Years Credited	Accumulated	Payments During
Name	Plan Name	Service (#)	Benefit ($)	2009 ($)

R. M. Strobel	Nicor Gas Supplementary Retirement Plan	9	568,809	—
R. L. Hawley	N/A
R. J. D’Alessandro	Nicor Companies Pension & Retirement Plan	29	914,908	—
	Nicor Gas Supplementary Retirement Plan	29	284,200	—
R. Murrell	N/A
P. C. Gracey, Jr.	N/A

Executive officers of Nicor Inc. and Nicor Gas hired prior to January 1, 1998 are covered by the Nicor Companies Pension and Retirement Plan, a noncontributory defined benefit pension plan with benefits determined from “Base Compensation” (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under “Salary” in the Summary Compensation Table. Under the Pension and Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of monthly payments. The lump sum payment is based on the actuarial present value of the future monthly payments. The interest rate utilized to compute the present value of benefits is based on high quality corporate bonds. Each quarter, the interest rates are updated based on the rates announced for the second month preceding the quarter. Benefits are not subject to any reduction for social security payments or any other offset amounts. Normal retirement is age 65, and participants may retire as early as age 55 with 10 years of service and receive a reduced benefit of 5% for each year they are under age 60 up to a maximum 25% benefit reduction. Benefits payable under the retirement plan in excess of the Internal Revenue Code limitations will be paid to the employee under the terms of the Nicor Gas Supplementary Retirement Plan for executives hired prior to January 1, 1998.

Also under the Nicor Gas Supplementary Retirement Plan, Nicor has agreed to pay Mr. Strobel an annual retirement benefit for life of $50,000 or its actuarial equivalent. The default payment is a lump sum although he may elect an annuity for 75% of the actuarial equivalent with the remaining 25% paid out in a lump sum. For the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits shown above, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2009 Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregated deferred compensation activity in the Salary Deferral Plan, the Stock Deferral Plan, the Nicor Annual Incentive Plan for Officers, the Nicor Long-Term Incentive Plan for Officers, the Supplementary Savings Plan, the Supplemental Senior Officer Retirement Plan and the Capital Accumulation Plan for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers during 2009:

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at
Name	in 2009 ($)(1)	in 2009 ($)(2)	2009 ($)(3)	($)(4)	12/31/09 ($)(5)
R. M. Strobel
Salary Deferral Plan	253,970	—	109,122	—	1,659,927
Stock Deferral Plan	667,099	—	566,749	—	3,346,630
Nicor Annual Incentive Plan	268,454	—	3,092	208,697	342,289
Supplementary Savings Plan	—	29,025	4,867	—	184,319
Supplemental Senior Officer Retirement Plan	—	98,691	141,166	—	608,398
Total	1,189,523	127,716	824,996	208,697	6,141,563

R. L. Hawley
Salary Deferral Plan	—	—	38,055	—	502,091
Stock Deferral Plan	—	—	37,321	—	171,827
Supplementary Savings Plan	—	12,150	1,505	—	60,630
Supplemental Senior Officer Retirement Plan	—	44,093	(5,299)	—	192,791
Total	—	56,243	71,582	—	927,339

R. J. D’Alessandro
Salary Deferral Plan	26,000	—	9,763	—	139,773
Stock Deferral Plan	—	—	75,823	26,196	328,851
Supplementary Savings Plan	—	2,835	400	—	15,816
Total	26,000	2,835	85,986	26,196	484,440

R. Murrell
Capital Accumulation Plan	—	—	106,225	—	606,834
Nicor Long-Term Incentive Plan	—	34,997	9,209	—	44,205
Total	—	34,997	115,434	—	651,039

P. C. Gracey, Jr.
Salary Deferral Plan	—	—	3,249	—	41,790
Supplementary Savings Plan	—	5,603	932	—	36,182
Supplemental Senior Officer Retirement Plan	—	30,687	15,537	—	204,674
Total	—	36,290	19,718	—	282,646

(1)	Included in the executive contributions shown is compensation reported in the Summary Compensation Table in the current year as salary for Mr. Strobel and Mr. D’Alessandro of $75,000 and $26,000, respectively; and reported as non-equity incentive plan compensation for Mr. Strobel of $894,848. The non-equity incentive plan compensation will not be credited to deferred plan accounts until 2010.

(2)	Included in the registrant contributions shown are compensation reported in the Summary Compensation Table in the current year as other compensation, for contributions to the Supplementary Savings Plan for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey, Jr. of $22,575, $9,450, $2,835 and $4,358, respectively, and contributions earned and vested in 2009, but which will not be credited to plan accounts until 2010 in the Supplementary Savings Plan and the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley and Mr. Gracey, Jr. of $105,141, $46,793 and $31,932, respectively. For Mr. Murrell $34,997 represents restricted stock units previously shown in the Outstanding Equity Awards At Fiscal Year-End table, granted March 22, 2007 that vested on March 22, 2008 due to retirement eligibility, but will not be delivered until March 22, 2011. They are included here at the stock price as of the date of vesting.

(3)	Included in the aggregate earnings shown is compensation reported in the Summary Compensation Table as a change in the pension value and nonqualified deferred compensation earnings in the current year as above market earnings for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Murrell and Mr. Gracey, Jr. of $50,095, $17,470, $4,482, $36,324 and $1,492, respectively.

(4)	Included in the aggregate withdrawals and distributions shown above is a payment to Mr. Strobel in the amount of $208,697 representing a portion of the amount of his 2008 non-equity incentive plan compensation that had been deferred due to the uncertainty of being subject to the deduction limitations set by the IRS under Section 162m. It was determined later that this amount was not subject to the Section 162m limitations and was therefore paid out to Mr. Strobel before the end of the 2009. Also shown above is a payment to Mr. D’Alessandro in the amount of $26,196 from the company’s Stock Deferral Plan. This amount represents a prior deferral of Nicor long-term plan performance units and the reinvested dividends earned and was distributed in accordance with his distribution election as provided under the plan.

(5)	Included in the aggregate balances shown is compensation reported in the Summary Compensation Tables in previous years for Mr. Strobel, Mr. Hawley, Mr. Murrell and Mr. Gracey, Jr. of $4,118,031, $769,919, $89,684 and $204,961, respectively.

The Salary Deferral Plan allows executives and managers of Nicor and Nicor Gas to defer up to 10% of their salary and/or up to 20% of their annual incentive plan payout and earn an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the plan. The average interest rate earned in 2009 was 8.43%. Plan balances are distributed after retirement in installments, lump sum or a combination of such, as elected by the participant, or after termination in a lump sum. Withdrawals during employment are only allowed in extreme hardship cases.

The Stock Deferral Plan allows executives of Nicor and Nicor Gas to defer up to 50% of their annual incentive payout and/or up to 50% of their Nicor long-term plan performance units payout. Deferrals are converted to Nicor stock equivalents. Effective in 2009, Mr. Murrell is no longer eligible to defer into the plan due to tax law changes under Section 457A of the Internal Revenue Code. As defined in the plan, balances earn dividends equivalent to the dividends paid on Nicor Common Stock. Dividends paid on a share of Nicor Common Stock in 2009 were $1.86. Effective in 2009, dividends may no longer be paid in cash, but are to be reinvested and converted into additional stock equivalents. Participants may elect to have their deferrals and reinvested dividends distributed to them in a lump sum as early as three years after deferral, or after retirement in a lump sum or up to 15 annual installments.

The Nicor Annual Incentive Plan for Officers allows executives to defer all or a portion of their annual incentive payout. This Plan also requires that any portion of the bonus, which is not deductible under Section 162(m) of the IRS Code, be automatically deferred. Deferred balances earn an interest rate equivalent to the prime rate applied on a quarterly basis. Participants may elect distribution of voluntary deferrals in a lump sum or annual installments up to five years following the earlier of termination or a date specified by the participant. Involuntary deferrals are distributed in a lump sum six months after termination. Mr. Murrell is not eligible to participate in this Plan.

The Nicor Long-Term Incentive Plan grants time-vested deferred restricted stock and restricted stock units to executives. These grants have a restriction period of four years. The plan provides for accelerated vesting at retirement after the 1st anniversary from grant date. When the participant becomes eligible for retirement, there is no longer a substantial risk of forfeiture. At that time, the units are considered vested and deferred until the end of the restriction period or actual retirement date if earlier. Deferred units will continue to receive dividend units as dividends on Nicor are declared by the Board.

The Supplementary Savings Plan is credited with amounts the executive would have received under Nicor’s 401(k) Plan except for the fact that the IRS Code puts annual limits on employee and company contributions into the 401(k) Plan. When the participant reaches the IRS annual limit in the 401(k) Plan, then the amounts for company contributions above the IRS annual limit are credited to the Supplementary Savings Plan to assure the participants receive benefits comparable to what they would have received if the IRS did not place limits in the 401(k) Plan. As defined in the plan, balances earn an interest rate equivalent to the Vanguard Retirement Savings Trust III Fund rate in the 401(k) Plan. Participants may elect distribution in a lump sum or up to 10 annual installments commencing at retirement. Mr. Murrell is not eligible to participate in this Plan.

The Supplemental Senior Officer Retirement Plan is a defined contribution plan covering executive officers of Nicor and Nicor Gas hired after December 31, 1997, under which they receive an annual credit of 6% of base salary and annual incentive. Vesting occurs at the earlier of three years, attaining age 60, or in the event of a change in control. Mr. Strobel, Mr. Hawley and Mr. Gracey, Jr. are vested. They may elect to receive their benefit either in a lump sum or from five to 10 annual installments after retirement. No withdrawals are allowed during employment. As defined in the Plan, they may elect to have amounts credited to their accounts accrue a return equivalent to the results of one or more of 10 specified Vanguard funds. They may change their investment vehicles up to four times per month. While the accounts will remain an unfunded obligation of Nicor, Nicor has created a trust for Nicor’s benefit that will hold investments reflecting these obligations. Mr D’Alessandro and Mr. Murrell are not eligible to participate in this Plan.

The Capital Accumulation Plan allowed participants to defer a portion of their salary during 1984 and 1985. The deferred amounts earn interest at a rate of 21% per annum. At age 65, or retirement if later, Mr. Murrell will begin receiving installment distributions from the plan for a period of 15 years. No other NEOs participate in this plan.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The compensation payable to each NEO of Nicor upon voluntary termination, retirement, termination following a change in control and in the event of death or disability of the executive is discussed below. The tables reflect incremental compensation to each of the NEOs of Nicor in the event of employment separation effective as of December 31, 2009, and represent estimates of the amounts, in excess of that earned and vested, which would be paid out to the executives upon their termination. Amounts earned and vested are shown in tables previous to this section (see the Nonqualified Deferred Compensation Table, the Pensions Benefits Table and the Stock Awards columns in the Outstanding Equity Awards at Fiscal Year-End Table). The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.

Payments made upon Termination

Regardless of the manner in which a NEO’s employment terminates (including after a change in control or for cause), he is entitled to receive amounts earned during his term of employment consistent with other non-executive employees such as unused accrued vacation pay and accrued base salary, vested deferred compensation, amounts accrued and vested through retirement plans, and outstanding vested stock options (except if the termination is for cause, then outstanding vested stock options are immediately cancelled and future Capital Accumulation Plan benefits are forfeited).

Payments made upon Retirement

In the event of the retirement of a NEO (including after a change in control), in addition to the items named above:

•	The NEO, excluding Mr. Murrell, will be eligible for payout from outstanding performance units held more than one year on the same basis as other participants. Performance units held less than one year from grant to retirement date will be cancelled. Mr. Murrell’s performance units held more than one year will accelerate vesting only upon Compensation Committee discretion.

•	All unvested restricted stock units and deferred restricted stock, excluding Mr. Murrell’s 2008 and 2009 grants, held for at least one year will vest and be eligible for immediate payout. Unvested restricted stock and Mr. Murrell’s 2008 and 2009 grants of restricted stock units, held more than one year will accelerate vesting only upon Compensation Committee discretion. Deferred restricted stock, restricted stock and restricted stock units held less than one year are cancelled.

•	The NEO, excluding Mr. Murrell, will continue to receive subsidized health and welfare benefits, including for his dependents if applicable, on the same basis as other retirees with similar lengths of service.

•	The NEO, excluding Mr. Murrell, will receive retiree life insurance coverage on the same basis as other retirees.

•	The NEO will be eligible to receive a payout from the applicable annual incentive plan (discussed in the Compensation Discussion and Analysis), prorated as to retirement date, depending on the achievement of the plan’s measures.

Payments made upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed above, the NEO will receive payments under the company’s life insurance plan or benefits under the company’s disability plan, as appropriate. In addition, unvested deferred restricted stock, restricted stock and restricted stock units held more than one year will vest upon death or disability.

Mr. Murrell will be eligible for payout from outstanding performance units held more than one year based on a pro rata amount of the target award. Performance units held less than one year from grant date will be cancelled.

In addition to the above, Mr. D’Alessandro participates in the Security Payment Plan. This plan provides an annuity in case of death or disability during employment. The benefit is based on the Nicor Companies Pension and Retirement Plan formula except age and service are calculated to age 65 and offset by any benefits received through the company’s short- and long-term disability plans and the retirement plans as well as any worker’s compensation benefits. In the case of disability, the benefit from this plan would be totally offset by the benefit from the company’s short- and long-term disability plans until age 66 and 8 months when the long-term disability plan benefit ends. Mr. D’Alessandro would then be eligible to receive an annual payment for life of $72,167 from this plan. In the case of death, Mr. D’Alessandro’s surviving spouse would be eligible to receive an annual payment of $221,846 until the date Mr. D’Alessandro would have attained age 55 at which time the annual surviving spouse benefit would be reduced to $110,993. Beginning on the date Mr. D’Alessandro would have attained age 60, this annual benefit payable for life to his surviving spouse would be reduced to $44,647, being offset by a surviving spouse benefit from the company’s retirement plans.

Payments made upon a Termination Following a Change in Control

All NEOs are covered by a Change in Control Agreement (CICA) that defines compensation in the event of termination related to a change in control (as defined in the CICA). The CICAs generally provide that, if within 180 days prior to or two years following a change in control the executive officer’s employment is terminated without cause or by the executive due to a constructive termination (and, in the case of Mr. Strobel, by Mr. Strobel for any reason during the 12-month period beginning 90 days after a change in control), then the executive becomes entitled to the following benefits: (1) payment of an amount equal to three times (a) the sum of the executive’s annual base salary and (b) the greater of the average bonus for the last two years or the current year target bonus; (2) payment of an amount equal to the greater of a prorated current-year target bonus or the amount of the current-year bonus otherwise payable to the executive with respect to the performance period in which the termination date occurs; (3) full vesting of amounts deferred and accrued plus credit for an additional three years of contributions under the Supplemental Senior Officer Retirement Plan, based on the severance payment described in (1) as compensation earned over the severance period (except for Mr. Murrell, who does not participate in this plan); (4) cash payments of an amount equal to the unvested portion and an additional three years of company contributions to the 401(k) Plans equal to the amount that would have been made over the severance period had employment continued; (5) full vesting of all outstanding stock option awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (6) all forfeiture conditions on any stock incentive, deferred stock unit, restricted stock or restricted stock unit incentive awards lapse immediately, unless subject to performance-based criteria, whereby forfeiture conditions shall lapse on a prorated portion of the stock; (7) full vesting and prorated payout of performance units and other long-term cash incentive awards; (8) up to a three-year continuation of welfare benefits; and (9) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” the company will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax was payable. In addition, Mr. D’Alessandro would receive his accrued benefit plus credit for an additional 3 years of life and service under the Supplementary Retirement Plan.

If a NEO is permanently disabled or dies during the two-year change in control period, the CICA generally provides for payments of the accrued base salary and any accrued paid time off through the termination date not previously paid; an amount equal to the greater of a prorated current-year target bonus or the amount of the current-year bonus otherwise payable to the executive with respect to the performance period in which the termination date occurs; and all amounts previously deferred by or accrued to the benefit of the executive under any nonqualified deferred compensation plan sponsored by Nicor. In addition, the CICA provides that the executive is entitled to receive disability benefits or death benefits, as applicable, at least equal to the greater of those provided under the most favorable disability or death benefit plans applicable to senior company executives in effect immediately before the termination date, or those provided under the most favorable disability plan of the company or death benefit plan provided to the executive at any time during the 90-day period immediately before the date of the change in control.

If a NEO voluntarily terminates for other than good reason, retirement, permanent disability or death, then he receives only the benefits noted above under “Payments made upon Termination.”

The CICAs are automatically extended for an additional year on each December 31 unless either party gives notice to the contrary by the preceding June 30. The CICAs are also extended automatically for two years following any change in control while they are in effect.

Potential Payments upon Termination due to Retirement, Death, Disability or a Change in Control

The tables below include the estimated incremental benefits of multiple post-employment termination distributions.

				Termination
				Without Cause
				following a
Mr. R. M. Strobel				Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	4,686,693
Cash LTIP Award	—	—	—	618,423
Equity
Restricted Stock	1,812,826	1,812,826	1,812,826	2,697,347
Retirement Benefits
Defined Contribution Plans	—	—	—	597,553
Other Benefits
Health & Welfare	—	—	—	37,948
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	2,718,346
Subtotal	—	—	—	2,786,294
TOTAL	1,812,826	1,812,826	1,812,826	11,386,310

				Termination
				Without Cause
				following a
Mr. R. L. Hawley				Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	2,116,730
Cash LTIP Award	—	—	—	222,964
Equity
Restricted Stock	477,414	679,073	679,073	998,191
Retirement Benefits
Defined Contribution Plans	—	—	—	269,883
Other Benefits
Health & Welfare	—	—	—	54,913
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	1,014,089
Subtotal	—	—	—	1,099,002
TOTAL	477,414	679,073	679,073	4,706,770

				Termination
				Without Cause
				following a
Mr. R. J. D’Alessandro				Change in
Benefit	Retirement ($)	Death ($)(1)	Disability ($)	Control ($)

Cash Severance	—	—	—	1,482,962
Cash LTIP Award	—	—	—	113,731
Equity
Restricted Stock	242,917	326,275	326,275	488,781
Retirement Benefits
Supplemental Retirement Plan	—	—	—	232,404
Defined Contribution Plans	—	—	—	77,855
Subtotal	—	—	—	310,259
Other Benefits
Health & Welfare	—	—	—	48,240
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	781,486
Subtotal	—	—	—	859,726
TOTAL	242,917	326,275	326,275	3,255,459
Subtotal	—	—	—	859,726

(1) This does not include the annual annuity payable to Mr. D’Alessandro’s spouse from the Security Payment Plan, as discussed under the “Payments made upon Death and Disability” above.

				Termination
				Without Cause
				following a
Mr. R. Murrell				Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	1,928,003
Cash LTIP Award	—	289,367	289,367	310,956
Equity
Restricted Stock	—	108,618	108,618	193,702
Retirement Benefits
Defined Contribution Plans	—	—	—	97,500
Other Benefits
Health & Welfare	—	—	—	54,910
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	—
Subtotal	—	—	—	84,910
TOTAL	—	397,985	397,985	2,615,071

				Termination
				Without Cause
				following a
Mr. P. C. Gracey, Jr.				Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	1,469,370
Cash LTIP Award	—	—	—	106,535
Equity
Restricted Stock	229,024	325,433	325,433	477,835
Retirement Benefits
Defined Contribution Plans	—	—	—	187,345
Other Benefits
Health & Welfare	—	—	—	53,659
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	695,731
Subtotal	—	—	—	779,390
TOTAL	229,024	325,433	325,433	3,020,475

COMPENSATION CONSULTANTS

The Compensation Committee retains Towers Perrin as its Compensation Consultant. The primary role of the Compensation Consultant is to provide the Committee with objective analysis, advice and information. The Committee requests information from the Compensation Consultant as it deems appropriate to aid in the evaluation and structuring of Nicor’s executive compensation programs, practices and plans. In addition to advice with respect to particular compensation actions discussed in the Compensation Discussion and Analysis (CD&A), during 2009, Towers Perrin assisted with the preparation of the CD&A and tabular disclosures for the 2009 proxy statement.

The Compensation Consultant works with the Senior Vice President, Human Resources and members of Nicor’s internal compensation group to gather the information necessary to conduct its work.

In 2009, Towers Perrin’s fees for providing services to the Compensation Committee and to the Company were approximately $444,000; of which $180,000 related exclusively to executive compensation consulting at the direction of or service to the Compensation Committee. The balance of the fees related to support of management in executive and broad-based compensation matters, benefits consulting and the provision of survey resources.

In 2009, the Compensation Committee also retained Cogent Compensation Partners to conduct a review of the executive incentive programs. This review was focused on assessing the effectiveness of the Company’s executive incentive plans and testing the linkages between Nicor’s business strategy and the shareholder. In 2009, Cogent’s fees for providing these services were approximately $25,000.

NICOR’S COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

Nicor has reviewed its compensation policies and practices and has determined that it has no policies or practices which are reasonably likely to have a material adverse effect on the company.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. John C. Staley is an “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found under “Corporate Governance” in the Investor section of Nicor’s website at www.nicor.com.

The Committee has reviewed and discussed Nicor’s quarterly financial statements and the audited financial statements for the year ended December 31, 2009 with management and Deloitte & Touche LLP, Nicor’s independent registered public accounting firm. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit

Committees, as amended, and Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 5, An Audit Of Internal Control Over Financial Reporting That Is Integrated With An Audit Of Financial Statements.

The Committee has received from Deloitte & Touche LLP the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communications With Audit Committees Concerning Independence, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Registered Public Accounting Firm” is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in Nicor’s Annual Report on Form 10-K for 2009.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairman	Norman R Bobins	R. Eden Martin	Georgia R. Nelson	John C. Staley

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2010. Deloitte & Touche LLP has served as Nicor’s independent registered public accounting firm since May 2002.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR proposal 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of the Deloitte & Touche LLP fees for professional services rendered for the years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit Fees	$2,465,000	$2,621,000
Audit-Related Fees	379,000	369,000
Tax Fees	48,000	47,000
All Other Fees	20,000	21,000

Total Fees	$2,912,000	$3,058,000

Audit Fees

Consists of fees billed for professional services rendered for the audit of Nicor’s consolidated and Nicor Gas’ financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings. The 2008 fees also include those related to Nicor Gas’ 2008 rate case filing.

Audit-Related Fees

Consists of fees for assurance and related services that are reasonably related to the performance of the audit of Nicor’s consolidated and Nicor Gas’ financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees

The 2009 and 2008 fees related to tax return review and preparation assistance.

All Other Fees

Consists of fees for research tools and accounting training provided to Nicor staff.

Audit Committee Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. On an ongoing basis, management of Nicor defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of Deloitte & Touche LLP. On a periodic basis, Nicor’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2009 and 2008, all audit and non-audit services provided by Deloitte & Touche LLP were approved in advance by the Audit Committee.

STOCKHOLDER PROPOSALS

Stockholder proposals must be received at Nicor’s General Office, attention Senior Vice President, General Counsel and Secretary, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 11, 2010, and must otherwise comply with U.S. Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2010 Annual Meeting of Stockholders. In addition, written notice must be received on or before January 20, 2011 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2011 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

PAUL C. GRACEY, JR.
Senior Vice President, General Counsel
and Secretary

March 10, 2010

Appendix A

NICOR INC.

STANDARDS FOR DIRECTOR INDEPENDENCE

The following standards, established by the New York Stock Exchange, have been adopted by the Board of Directors (the “Board”) to determine whether a Director of the Company is independent:

No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A Director is not independent if:

•	The Director is, or has been within the last five years, an employee of the Company, or an immediate family member is, or has been within the last five years, an executive officer, of the Company.

•	A Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years more than $75,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an immediate family member was within the last five years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships.  Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a Director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

•	If a Director (or an immediate family member) is an officer or Director of another company that does business with the Company and the annual sales to, or purchases from the Company during such other company’s preceding fiscal year are less than 2% of the gross annual revenues of such company; and

•	If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services for the Company, and the annual fees paid to the firm by the Company during such firm’s preceding fiscal year does not exceed $250,000.

A-1

Relationships with Charitable Organizations.  A Director’s independence will not be considered impaired solely for the reason that a Director or an immediate family member is a Director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues during such charitable organization’s fiscal year. (Any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company’s contributions for this purpose.) All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated, will be reported to the Corporate Governance Committee, and may be considered in making independence determinations.

For purposes of these standards, “Company” shall mean Nicor Inc. and its direct and indirect subsidiaries.

A-2

NICOR INC.
1844 FERRY ROAD
NAPERVILLE, IL 60563-9600
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M19730-P90643- Z51943	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NICOR INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.		All	All	Except
Vote On Directors
1.	Election of Directors	☐	☐	☐
Nominees:
01) R. M. Beavers, Jr.	08) R. E. Martin
02) B. P. Bickner	09) G. R. Nelson
03) J. H. Birdsall, III	10) A. J. Olivera
04) N. R Bobins	11) J. Rau
05) B. J. Gaines	12) J. C. Staley
06) R. A. Jean	13) R. M. Strobel
07) D. J. Keller

Vote On Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.							For	Against	Abstain

2.	Ratification of appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2010.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET
You are cordially invited to attend the annual meeting of shareholders of Nicor Inc. to be held on Thursday, April 22, 2010 at 10:30 a.m. at the Northern Trust Company, 6th Floor Assembly Room, 50 LaSalle Street, Chicago, Illinois.
You should present this admission ticket, and a form of personal identification, in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and one guest, and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from your broker, trustee, bank or nominee confirming your beneficial ownership of the shares.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
 The Notice and Proxy Statement, Annual Report and Form 10-K Wrap are available at www.proxyvote.com.

M19731-P90643-Z51943

Nicor Inc.
1844 Ferry Road
Naperville, IL 60563-9600
Proxy Solicited by the Board of Directors
The undersigned appoints Russ M. Strobel, Robert M. Beavers, Jr., John H. Birdsall, III, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Nicor Inc., to be held April 22, 2010 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting.
This instruction and proxy card is also solicited by the Board of Directors of Nicor Inc. for persons who participate in (1) the Nicor Companies Savings Investment Plan, (2) the Nicor Gas Thrift Plan, and (3) the Birdsall, Inc. Retirement Savings Plan. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby instructs Vanguard Fiduciary Trust Company, the trustee of each of the Plans named above, to exercise the voting rights relating to any shares of Common Stock of Nicor Inc. allocable to his or her account(s) as of February 22, 2010. The trustee will tabulate the votes received from all participants by April 19, 2010 and shall vote the shares of Nicor Common Stock for which it does not receive voting instruction in the same proportion as the shares voted under the Plans pursuant to instruction.
Proxies will be voted as directed.
In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors.